PURCHASE AGREEMENT


                               by and among


                            KPR HOLDINGS, INC.


                                    and


                            THE SHAREHOLDERS OF
                               RKR-GP, INC.


                                    and


                         FOODBRANDS AMERICA, INC.





                       Dated as of November 14, 1995

                             TABLE OF CONTENTS


ARTICLE I   PURCHASE AND SALE; CLOSING . . . . . . . . . . .    1

     1.01   Purchase and Sale of the Shares. . . . . . . . .    1
     1.02   Purchase and Sale of Limited Partnership
            Interest . . . . . . . . . . . . . . . . . . . . . .1
     1.03   The Closing. . . . . . . . . . . . . . . . . . . . .2

ARTICLE II  PURCHASE PRICE . . . . . . . . . . . . . . . . . . .2

     2.01   Purchase Price . . . . . . . . . . . . . . . . . . .2
     2.02   Allocation . . . . . . . . . . . . . . . . . . . . .2
     2.03   Net Working Capital Adjustment . . . . . . . . . . .2
     2.04   Release From Indebtedness. . . . . . . . . . . . . .3
     2.05   Contingent Purchase Price. . . . . . . . . . . . . .3
            (a)  EBITDA Targets. . . . . . . . . . . . . . . . .3
            (b)  Determination of EBITDA . . . . . . . . . . . .3
            (c)  Foodbrands Share Option . . . . . . . . . . . .4
            (d)  Securities' Laws Conditions . . . . . . . . . .4
            (e)  KPR Litigation. . . . . . . . . . . . . . . . .4
     2.06   Payment. . . . . . . . . . . . . . . . . . . . . . .6
            (a)  Closing Purchase Price. . . . . . . . . . . . .6
            (b)  Contingent Purchase Price . . . . . . . . . . .6
     2.07   Business and Accounting Practices and Procedures . .7
            (a)  Financial Statements. . . . . . . . . . . . . .7
            (b)  Intercompany Adjustments. . . . . . . . . . . .7
            (c)  Sales to Company Customers. . . . . . . . . . .7
            (d)  Capital Expenditures. . . . . . . . . . . . . .8
            (e)  Operational Changes . . . . . . . . . . . . . .9
     2.08   Closing Adjustments to EBITDA. . . . . . . . . . . 10
     2.09   Pro Forma Adjustments. . . . . . . . . . . . . . . 11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS. . . . . 11

     3.01   Ownership of Shares and LP Interest;
            Equity Capital Structure . . . . . . . . . . . . . 11
     3.02   Organization and Qualifications. . . . . . . . . . 12
     3.03   Due Authorization. . . . . . . . . . . . . . . . . 12
     3.04   No Violation . . . . . . . . . . . . . . . . . . . 12
     3.05   Financial Statements . . . . . . . . . . . . . . . 13
            (a)  The Company . . . . . . . . . . . . . . . . . 13
            (b)  International Meat Ingredients, Ltd.. . . . . 14
     3.06   No Undisclosed Liabilities . . . . . . . . . . . . 14
     3.07   Absence of Certain Changes . . . . . . . . . . . . 15
     3.08   Tax Matters. . . . . . . . . . . . . . . . . . . . 17
     3.09   Title to Properties; Encumbrances. . . . . . . . . 19
     3.10   Subsidiaries . . . . . . . . . . . . . . . . . . . 20
     3.11   Inventory. . . . . . . . . . . . . . . . . . . . . 20
     3.12   Receivables. . . . . . . . . . . . . . . . . . . . 21
     3.13   Proprietary Rights . . . . . . . . . . . . . . . . 21
     3.14   Litigation . . . . . . . . . . . . . . . . . . . . 22
     3.15   Insurance. . . . . . . . . . . . . . . . . . . . . 22
     3.16   Employee Benefit Plans . . . . . . . . . . . . . . 23
     3.17   Contracts and Commitments. . . . . . . . . . . . . 26
     3.18   No Breach. . . . . . . . . . . . . . . . . . . . . 27
     3.19   Labor Relations. . . . . . . . . . . . . . . . . . 27
     3.20   Compliance with Law. . . . . . . . . . . . . . . . 28
     3.21   Hazardous Material . . . . . . . . . . . . . . . . 29
     3.22   Environmental and Other Permits. . . . . . . . . . 30
     3.23   Business Prospects . . . . . . . . . . . . . . . . 30
     3.24   Bank Accounts. . . . . . . . . . . . . . . . . . . 31
     3.25   Indebtedness of Affiliates . . . . . . . . . . . . 31
     3.26   Disclosure . . . . . . . . . . . . . . . . . . . . 31
     3.27   Brokers. . . . . . . . . . . . . . . . . . . . . . 31
     3.28   Corporate Books and Records. . . . . . . . . . . . 31

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF FOODBRANDS . . . 32

     4.01   Organization . . . . . . . . . . . . . . . . . . . 32
     4.02   Authorization. . . . . . . . . . . . . . . . . . . 32
     4.03   Valid and Binding Agreement. . . . . . . . . . . . 32
     4.04   No Violation . . . . . . . . . . . . . . . . . . . 32
     4.05   Disclosure . . . . . . . . . . . . . . . . . . . . 32
     4.06   Purchase for Investment. . . . . . . . . . . . . . 33
     4.07   Brokers. . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE V   CERTAIN OBLIGATIONS OF THE PARTIES . . . . . . . . 33

     5.01   Conduct of Business Pending the Closing. . . . . . 33
     5.02   Other Obligations of Sellers Pending the
            Closing. . . . . . . . . . . . . . . . . . . . . . 35
            (a)  Access. . . . . . . . . . . . . . . . . . . . 36
            (b)  Other Transactions. . . . . . . . . . . . . . 36
            (c)  Insurance . . . . . . . . . . . . . . . . . . 36
            (d)  Interim Financial Statements. . . . . . . . . 36
     5.03   Public Announcements . . . . . . . . . . . . . . . 36
     5.04   HSR Act. . . . . . . . . . . . . . . . . . . . . . 37
     5.05   Other Action . . . . . . . . . . . . . . . . . . . 37
     5.06   Consents and Best Efforts. . . . . . . . . . . . . 37
     5.07   Environmental Matters. . . . . . . . . . . . . . . 38
            (a)  Audit . . . . . . . . . . . . . . . . . . . . 38
            (b)  Remediation . . . . . . . . . . . . . . . . . 38
            (c)  Compliance. . . . . . . . . . . . . . . . . . 39
     5.08   Confidentiality. . . . . . . . . . . . . . . . . . 39
     5.09   Notification of Certain Matters. . . . . . . . . . 39
     5.10   Accounts with Affiliates . . . . . . . . . . . . . 40
     5.11   Lease Agreement. . . . . . . . . . . . . . . . . . 40
     5.12   Employment Agreements. . . . . . . . . . . . . . . 40
     5.13   Options. . . . . . . . . . . . . . . . . . . . . . 40
     5.14   Agency Designation . . . . . . . . . . . . . . . . 40
     5.15   Closing Date Balance Sheet . . . . . . . . . . . . 41
            (a)  Physical Inventory. . . . . . . . . . . . . . 41
            (b)  Balance Sheet . . . . . . . . . . . . . . . . 41
     5.16   Arbitration. . . . . . . . . . . . . . . . . . . . 42
     5.17   Release of Collateral. . . . . . . . . . . . . . . 43

ARTICLE VI  CONDITIONS TO OBLIGATIONS OF THE PARTIES . . . . . 43

     6.01   HSR Act. . . . . . . . . . . . . . . . . . . . . . 43
     6.02   No Injunction or Litigation. . . . . . . . . . . . 43

ARTICLE VII CONDITIONS TO OBLIGATIONS OF FOODBRANDS. . . . . . 44

     7.01   Representations and Warranties . . . . . . . . . . 44
     7.02   Performance. . . . . . . . . . . . . . . . . . . . 44
     7.03   Consents . . . . . . . . . . . . . . . . . . . . . 44
     7.04   Officers' Certificates . . . . . . . . . . . . . . 44
     7.05   Opinion of Counsel to Sellers. . . . . . . . . . . 44
     7.06   Lease Agreement. . . . . . . . . . . . . . . . . . 45
     7.07   Employment Agreements. . . . . . . . . . . . . . . 45
     7.08   Other Agreement. . . . . . . . . . . . . . . . . . 45
     7.09   Documents. . . . . . . . . . . . . . . . . . . . . 45
     7.10   No Material Adverse Change . . . . . . . . . . . . 45

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF SELLERS. . . . . . . 45

     8.01   Representations and Warranties . . . . . . . . . . 45
     8.02   Performance. . . . . . . . . . . . . . . . . . . . 45
     8.03   Officers' Certificates . . . . . . . . . . . . . . 46
     8.04   Opinion of Counsel to Foodbrands . . . . . . . . . 46
     8.05   Consents . . . . . . . . . . . . . . . . . . . . . 46
     8.06   Documents. . . . . . . . . . . . . . . . . . . . . 46

ARTICLE IX  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION . . . 46

     9.01   Survival of Representations. . . . . . . . . . . . 46
     9.02   Statements as Representations. . . . . . . . . . . 46
     9.03   Agreement to Indemnify . . . . . . . . . . . . . . 47
     9.04   Limitation of Liability. . . . . . . . . . . . . . 48
     9.05   Conditions of Indemnification. . . . . . . . . . . 48

ARTICLE X   TERMINATION; AMENDMENT AND WAIVER. . . . . . . . . 50

     10.01  Termination of Agreement . . . . . . . . . . . . . 50
     10.02  Effect of Termination. . . . . . . . . . . . . . . 50
     10.03  Amendment, Extension and Waiver. . . . . . . . . . 50

ARTICLE XI  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . 50

     11.01  Expenses; Taxes. . . . . . . . . . . . . . . . . . 50
     11.02  Governing Law; Submission to Jurisdiction
            Waiver of Jury Trial . . . . . . . . . . . . . . . 51
     11.03  Assignment . . . . . . . . . . . . . . . . . . . . 51
     11.04  Entire Agreement . . . . . . . . . . . . . . . . . 51
     11.05  Headings . . . . . . . . . . . . . . . . . . . . . 51
     11.06  Notices. . . . . . . . . . . . . . . . . . . . . . 51
     11.07  Counterparts . . . . . . . . . . . . . . . . . . . 53
     11.08  Specific Performance . . . . . . . . . . . . . . . 53
     11.09  Severability . . . . . . . . . . . . . . . . . . . 53
     11.10  Certain Definitions. . . . . . . . . . . . . . . . 53


EXHIBITS

Exhibit A           List of Shareholders
Exhibit B           Promissory Note
Exhibit C           Election Notice
Exhibit D           Lease Agreement


Exhibit E-1         Employment Agreement
Exhibit E-2         Terms of Employees
Exhibit F-1         Management Employees
Exhibit F-2         Management Agreements
Exhibit G           Opinion of Sellers' Counsel
Exhibit H           Opinion of Foodbrands' Counsel

INDEX TO SCHEDULES

Schedule 2.02       Purchase Price Allocation
Schedule 2.07-1     Key Customers
Schedule 2.07-2     Kettle Cook Capital Improvements
Schedule 2.07-3     Capital Expenditures
Schedule 3.01       Agreements and Restrictions Relating to
Shares
Schedule 3.02       States Qualified to do Business
Schedule 3.04       Consents and Authorizations Required
Schedule 3.05-1     Financial Statements of the Company
Schedule 3.05-2     Financial Statements of IMI
Schedule 3.06       Additional Liabilities Not Disclosed in
                    Financial Statements
Schedule 3.07       Material Changes Since December 31, 1994
Schedule 3.08-1     Unpaid Taxes, Deficiencies and Other Tax
                    Matters
Schedule 3.08-2     List of Tax Returns
Schedule 3.09-1     Liens and Encumbrances on Property
Schedule 3.09-2     Real Property Leases
Schedule 3.12       Accounts Receivable Valuation and Reserve
                         Procedures
Schedule 3.13       Trademarks and Proprietary Rights
Schedule 3.14       Litigation
Schedule 3.15       Insurance
Schedule 3.16       Employee Benefit Plans
Schedule 3.17       Contracts and Commitments
Schedule 3.18       Defaults Under Contracts
Schedule 3.19       Collective Bargaining Agreements and Labor
                    Disputes
Schedule 3.21-1     List of Violations of Environmental Laws
Schedule 3.21-2     List of Environmental Reports
Schedule 3.21-3     Underground Storage Tanks
Schedule 3.22       Environmental and Other Permits
Schedule 3.24       Bank Accounts
Schedule 3.25       Indebtedness of Affiliates
Schedule 5.01       Conduct of Business Pending the Closing
Schedule 5.13       Foodbrands Options
Schedule 5.15-1     Inventory Valuation Method and Procedure

                            PURCHASE AGREEMENT

          THIS PURCHASE AGREEMENT (this "Agreement") has been made and entered into this 14th day of November, 1995 by and among Foodbrands America, Inc. ("Foodbrands"), KPR Holdings, Inc. ("KPR Holdings") and each of the shareholders of RKR-GP, Inc. (who are identified on Exhibit A hereto and are hereinafter referred to collectively as the "Shareholders"), with reference to the following circumstances:


A. KPR Holdings is the sole limited partner and RKR-GP, Inc. (the "General Partner") is the sole general partner of KPR Holdings, L.P. (the "Company"), a Delaware limited partnership primarily engaged in the production of pizza toppings, soups and sauces used by restaurants throughout the United States and, through a joint venture, in certain foreign countries. The General Partner's interest in the Company is represented by a 1% interest in its capital and profits and KPR Holdings interest therein is represented by a 99% interest in its capital and profits.

          B. Foodbrands desires to acquire the Company and has agreed to do so, under the provisions of this Agreement, by purchasing all of the limited partnership interest in the Company (the "LP Interest") and all of the issued and outstanding stock (the "Shares") of the General Partner. KPR Holdings and the Shareholders are sometimes referred to herein as the "Sellers" or individually as a "Seller."

          C. KPR Holdings has agreed to sell the LP Interest and the Shareholders have agreed to sell the Shares (owned by each of the Shareholders as set forth on Exhibit A attached hereto) to Foodbrands under the provisions of this Agreement.

          ACCORDINGLY, the parties have entered into this Agreement for the purpose of prescribing the basis on which Foodbrands will acquire the Shares and the LP Interest.


                                 ARTICLE I

                        PURCHASE AND SALE; CLOSING

          1.01 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (hereinafter defined), the Shareholders will sell, assign, transfer and deliver to Foodbrands the Shares, and Foodbrands agrees to purchase, receive, accept delivery of, and pay the Shareholders for the Shares.

          1.02  Purchase and Sale of Limited Partnership
Interest. Subject to the terms and conditions of this Agreement, at the Closing, KPR Holdings agrees to sell, assign, transfer and deliver to Foodbrands or its designee the LP Interest, and Foodbrands agrees to purchase, receive, accept delivery of, and pay KPR Holdings for the LP Interest.

          1.03 The Closing. The sale and purchase of the LP Interest and the Shares and the other transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of McAfee & Taft A Professional Corporation, 10th Floor, Two Leadership Square, 211 N. Robinson, Oklahoma City, Oklahoma 73102, at 11:00 a.m. Oklahoma City time on the later to occur of (i) December 11, 1995 or (ii) three business days after the parties have received notice that the last of the conditions specified in Article VII and VIII have been satisfied or waived, or at such other time and place as Foodbrands and the General Partner mutually agree upon in writing. The date of the Closing is referred to herein as the "Closing Date."


                                ARTICLE II

                              PURCHASE PRICE

          2.01 Purchase Price. The purchase price for the LP Interest of KPR Holdings in the Company and the Shares shall be
(i) $75 million (the "Closing Purchase Price") less the sum of the Company's revolving line of credit indebtedness and long-term debt in excess of $18.2 million at Closing, and adjusted for Net Working Capital pursuant to Section 2.03 below (the "Adjusted Closing Purchase Price") plus (ii) an additional contingent purchase price (payable only if certain conditions and future financial targets are achieved as provided and adjusted in
Section 2.05 below) of 6.554 times the excess, if any, of the earnings before interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles ("GAAP") consistently applied and as adjusted pursuant to Section 2.07, 2.08 and 2.09 below ("EBITDA") of the Company for the 13 four-week periods ending December 30, 1995 over the EBITDA of the Company for the 13 four-week periods ending October 7, 1995 (the "Contingent Purchase Price").

          2.02 Allocation. The Adjusted Closing Purchase Price and the Contingent Purchase Price will be allocated 99% to KPR Holdings and 1% to the Shareholders in proportion to their stock ownership in the General Partner. Furthermore, any allocation of the purchase price with respect to the assets of the Company shall be allocated in accordance with Schedule 2.02 delivered by Sellers to Foodbrands upon execution of this Agreement.

          2.03 Net Working Capital Adjustment. The Closing Purchase Price shall be increased by the amount that the Company's Net Working Capital at Closing exceeds $6 million and decreased by the amount that the Company's Net Working Capital at Closing is less than $6 million. "Net Working Capital" shall mean the excess of the Company's current assets over its current liabilities, excluding the Company's revolving line of credit indebtedness and the current portion of its long-term debt, as determined by GAAP, consistently applied, and in accordance with
Section 5.15.

          2.04  Release From Indebtedness.  At the Closing,
Foodbrands shall pay or cause the Company to be released from all of the Company's long-term debt, including the current portion thereof.

          2.05  Contingent Purchase Price.  The entire Contingent
Purchase Price shall only be earned and payable as follows:

               (a) EBITDA Targets. If the Company's EBITDA equals or exceeds $16.75 million for Foodbrands' fiscal year ("FFY") 1996 (the "'96 Target"), $19.45 million for FFY 1997 (the "'97 Target"), or $21.35 million for FFY 1998 (the "'98 Target"), the Contingent Purchase Price shall be earned, subject to Section 2.05(e), on the following basis:

                    (1)  FFY 1996 - one-third of the Contingent
Purchase Price shall be earned if the Company's '96 Target is achieved. If the Company's EBITDA for FFY 1996 is less than the '96 Target, the difference between the actual amount and the '96 Target amount shall be considered the "'96 Carryover Amount."

                    (2)  FFY 1997 - one-third of the Contingent
Purchase Price shall be earned if the Company's '97 Target is achieved. If the Company's EBITDA for FFY 1997 is less than the '97 Target, the difference between the actual amount and the '97 Target amount shall be considered the "'97 Carryover Amount." In addition to the amount earned by achieving the '97 Target, if there is a '96 Carryover Amount and the Company's EBITDA for FFY 1997 equals or exceeds the '97 Target plus the '96 Carryover Amount, then one-sixth of the Contingent Purchase Price shall be earned.

                    (3)  FFY 1998 - one-third of the Contingent
Purchase Price shall be earned if the Company's '98 Target is achieved. In addition to the amount earned by achieving the '98 Target, if there is a '97 Carryover Amount and the Company's EBITDA for FFY 1998 equals or exceeds the '98 Target plus the '97 Carry-over Amount, then one-sixth of the Contingent Purchase Price shall be earned.

               (b) Determination of EBITDA. Foodbrands shall cause the Company to furnish to the Sellers financial statements of the Company for FFY 1996, FFY 1997 and FFY 1998 as promptly as they are available and in any event prior to March 15th following each such fiscal year. The financial statements shall consist of a balance sheet and income statement and shall be prepared in accordance with Section 2.07, 2.08 and 2.09 below. Each year's financial statements shall be accompanied by calculations of the Company's EBITDA for the year calculated in accordance with
Section 2.07. Sellers shall have ten (10) days from receipt of the financial statements of the Company and the calculation of EBITDA in which to object to the calculation of EBITDA by providing written notice to the Company and Foodbrands of its objection to such calculation. The resolution of any dispute regarding the calculation of EBITDA shall be resolved by the accounting firm of Ernst & Young (Fort Worth), whose decision shall be final. The costs associated with such determination shall be charged against the nonprevailing party. If the calculation of the Company's EBITDA indicates that a portion of the Contingent Purchase Price is earned pursuant to Section 2.05(a), the financial statements shall be accompanied by an "Election Notice" in substantially the form of Exhibit C (with such modifications contemplated by subsection (d) below).

               (c) Foodbrands Share Option. Subject to the securities' laws conditions set forth in Section 2.05(d), each of the Sellers shall have the option to reserve the portion of the Contingent Purchase Price attributable to each such Seller in Foodbrands' common stock on the basis of the Option Price (as herein defined). A Seller shall exercise the option by executing and delivering to Foodbrands an "Election Notice" in the form attached hereto as Exhibit C prior to April 1st following the year in which the EBITDA Target was met. Upon exercise and subject to the provision of Section 2.05(d), Foodbrands shall reserve to the electing Seller that number of shares obtained by dividing the Option Price into the amount of the Contingent Purchase Price payment otherwise due the Seller, rounded downward to the nearest whole share (the "Option Shares"). No factional share will be issued and Foodbrands shall pay the Seller for any resulting fraction on the basis of the Option Price by check.

               (d) Securities' Laws Conditions. Foodbrands shall not be obligated to reserve or issue the Option Shares to any Seller unless it can do so in reliance on an exemption from the registration requirements of the Securities Act 1933, as amended, and the regulations promulgated thereunder (the "1933 Act") and any applicable state securities law. It is currently contemplated that exemptions will exist such as those presently provided for by Regulation D of the 1933 Act. Each electing Seller will be required to represent and warrant to Foodbrands that the Option Shares are being acquired for investment and not with a view to distribution or resale, will be required to make representations and warranties regarding other factual matters to satisfy the applicable securities laws exemption from registration, and will be subject to holding periods as prescribed by the 1933 Act.

               (e)  KPR Litigation.  The lawsuit described in
item 3 to Schedule 3.14 (the "KPR Litigation") shall have been finally resolved (by means of a settlement or the entry of a final order by the court, which order has been affirmed on appeal or all applicable periods for appeal have expired) before any amount of the Contingent Purchase Price is earned and payable. Any portion of the Contingent Purchase Price otherwise earned shall be reduced by the aggregate amount of the Damages (as defined herein) incurred by the Company or Foodbrands as a result of the KPR Litigation to the extent such Damages exceed $1.6 million (the "Excess Damages"); provided, however, (i) the Company's expenses and costs in the KPR Litigation (including attorneys' fees and experts' fees) shall be treated as operating expenses of the Company and shall not be included in Damages and
(ii) Damages (including expenses and costs) which are incurred by Foodbrands or the Company, resulting from the Consent Decrees (as defined herein), if any, shall be excluded. In no event will Sellers be personally liable to Foodbrands or the Company for any Damages resulting from the KPR Litigation. In the event the Contingent Purchase Price is to be reduced pursuant to the foregoing, the following provisions shall apply:

                    (1)  The Contingent Purchase Price otherwise
earned shall be reduced by the Excess Damages on a "first-in-first-out" basis; that is, any amount earned for FFY 1996 shall be applied first against the amount of the Excess Damages, then any amount earned for FFY 1997 and then any amount earned for FFY 1998.

                    (2)  Any Option Shares reserved pursuant to
Section 2.05(d) shall be applied against the Excess Damages based on the Option Price.

                    (3)  No payment of the Contingent Purchase
Price shall be made until the amount of the Contingent Purchase
Price otherwise earned exceeds Excess Damages.

                    (4)  The Excess Damages shall be applied pro
rata against the Contingent Purchase Price otherwise earned by each Seller based on his respective interest in the Contingent
Purchase Price.

                    (5)  The Company will provide to Agent
reasonable notice under the circumstances of the terms of any settlement which the Company intends to accept. If the settlement would result in Excess Damages, the Company will first obtain the consent of the Agent (based on the consent of a majority in interest of the Sellers) to such settlement, which consent will not be unreasonably withheld. If Agent withholds consent to such settlement, the Company may proceed with settlement and reserve any dispute as to whether such withholding was reasonable; in the event it is determined pursuant to Section
5.16 that such withholding was reasonable, there will be no reduction of the Contingent Purchase Price for any Excess Damages.

          2.06 Payment. The purchase price for the Shares and the LP Interest shall be allocated to each Seller as provided in
Section 2.02 and paid by Foodbrands in the following manner:

               (a) Closing Purchase Price. The Closing Purchase Price, adjusted for reasonable estimates of the adjustments for the Company's revolving line of credit, long term debt and Net Working Capital, shall be paid at Closing to KPR Holdings, as agent for the Seller as provided in Section 5.14 hereof, by wire transfer of readily available funds to an account of KPR Holdings at Wilmington Trust, Wilmington, Delaware Account No. 2546-2572 (the "Payment Account") in the amount of $25.0 million of the Closing Purchase Price plus deliver its promissory note to KPR Holdings, as agent for the Sellers, in the principal amount of the excess of the Closing Payment over $25.0 million of the Closing Purchase Price (collectively, the "Closing Payment"), which shall be payable on January 15, 1996, bearing interest at the rate of 6% per annum and to be secured by a bank letter of credit; provided, the foregoing interest rate will be reduced by the actual rate per annum paid by Foodbrands to its Lender for the issuance of such letter of credit but not to exceed two and 75/100 percent (2.75%) per annum. The Promissory Note shall be in the form of Exhibit B attached hereto. On the fifth business day after the Closing Date Balance Sheet (as defined in Section
5.15 hereof) has been approved by Foodbrands pursuant to Section
5.15 and the adjustments made to determine the Adjusted Closing Purchase Price, the difference, if any, between the Closing Payment and the Adjusted Closing Purchase Price shall be settled either (i) by wire transfer of immediately available funds from Foodbrands to KPR Holdings, for itself and as agent, if the Closing Payment was less than the Adjusted Closing Purchase Price or (ii) by wire transfer of immediately available funds from KPR Holdings, for itself and as agent, to Foodbrands if the Closing Payment was greater than the Adjusted Closing Purchase Price.

               (b)  Contingent Purchase Price.  If the KPR
Litigation is finally resolved prior to April 1, 1999, any portion of the Contingent Purchase Price which has been otherwise earned and is in excess of the Excess Damages shall be paid, or issued in the case of the Option Shares, to the Sellers within ten (10) days after such final resolution, and, thereafter, in any subsequent FFY that a portion of the Contingent Purchase Price is earned, Foodbrands shall pay the amount due to the Sellers by check on April 1st following the fiscal year of the calculation; provided, however, if a Seller gives Foodbrands notice prior to such date that the stock option provided for in
Section 2.05(c) is being exercised, then the payment shall not be made to the electing Seller and the provisions of Section 2.05(d) shall apply. In the event the KPR Litigation is finally resolved after May 31, 1999, and the Excess Damages are less than the Contingent Purchase Price otherwise earned, the balance of such earned Contingent Purchase Price shall be paid, or issued in the case of Option Shares, to the Sellers. In any event, to the extent a Seller receives a cash portion of the Contingent Purchase Price, such cash portion shall be increased by an interest factor determined as follows: (i) the "interest rate" shall be the rate of interest publicly announced by Chemical Bank from time to time as its prime rate in effect at its principal office in New York City; (ii) the interest rate shall be adjusted quarterly; and (iii) the interest factor shall equal the amount of interest which would have accrued at the interest rate on that portion of the Contingent Purchase Price ultimately paid to Seller from the date it would have been paid but for the absence of a final resolution of the KPR Litigation, compounded annually.

          2.07  Business and Accounting Practices and Procedures.
Beginning after the Closing and so long as the Contingent
Purchase Price is being earned the following covenants shall apply:

               (a) Financial Statements. Foodbrands shall (i) maintain the Company and its business and properties as a separate business entity (whether continued as a limited partnership, reorganized as a subsidiary corporation or operated as a division), (ii) maintain complete and accurate books and records of the Company's business, properties and transactions and (iii) cause monthly, quarterly and annual financial statements to be prepared on a basis consistent with Foodbrands consolidated financial statements, all in accordance with GAAP (excluding footnotes and statements of cash flow), consistently applied; provided that, to the extent the accounting practices of Foodbrands would result in a change to the accounting practices of the Company and the existing accounting practices of the Company continue to be in accordance with GAAP, the accounting practices of the Company will be followed.

               (b) Intercompany Adjustments. For purposes of calculating the EBITDA of the Company, with respect to transactions between the Company and Foodbrands Subsidiaries (as herein defined) relating to the purchase and sale of product, the revenues and expenses and cost of product to be allocated to the Company shall be as agreed between Foodbrands and Agent from time to time. In the event Foodbrands and Agent are unable to reach an agreement as to a reasonable allocation of revenues and expenses or cost of product, all revenues and expenses will be allocated such that the profit margins are shared between the Company and the Subsidiaries 50% to the manufacturer of the product and 50% to the seller of the product.

               (c) Sales to Company Customers. With respect to certain customers and potential customers of the Company identified in Schedule 2.07-1 as "key customers", including any purchasing agents and successors of such customers (the "Key Customers"), all sales of KPR Product (as defined herein) to such Key Customers will be made by the Company to the extent the Facilities have the production capacity to service Key Customers (not considering any unused capacity for which the Company is already receiving pro forma credit pursuant to this Section 2.07 or Section 2.09), in the reasonable business judgment of Foodbrands, subject to the provisions of Section 2.07(d) and (e), below. With respect to certain customers and potential customers of the Company identified in Schedule 2.07-1 as "kettle cooked foods customers," including any purchasing agents and successors of such customers (the "Kettle Customers"), all sales of KPR Product which are soups, sauces or side dishes to such Kettle Customers will be made by the Company to the extent the Facilities have the production capacity to service such Kettle Customers. Also, unless otherwise agreed by Agent on a case by case basis, if a salesman employed by the Company is the procuring cause of a sale of products to a Key Customer or a Kettle Customer (collectively, an "Existing Customer") by a Foodbrands Subsidiary other than the Company, the Company shall be allocated a commission of 15% of the profit margin on the product in question with the balance going to such other Foodbrands Subsidiary.

               (d)  Capital Expenditures and Improvements.
Foodbrands acknowledges that the EBITDA Targets (as defined herein) were established assuming that certain capital expenditures would be made and certain operations would remain unchanged. In this regard, Foodbrands agrees as follows:

               (1)  The Company will make the capital
                    improvements to the manufacturing facility located at 7401 Will Rogers Blvd., Fort Worth, Texas (the "Fort Worth Facility") described in Schedule 2.07-2. The timing and specifications of such improvements will be as determined by the Agent, subject to the reasonable approval of Foodbrands; provided, the aggregate cost of such improvements will not exceed $3.7 million.

               (2) During FFY 1996 the capital improvements described in Schedule 2.07-3, (the "1996 Planned CapEx") will be made or commitments for such 1996 Planned CapEx shall have been entered into on such terms as are reasonably approved by Agent; provided the 1996 Planned CapEx shall not exceed the amounts set forth in Schedule 2.07-3. In the event the 1996 Planned CapEx is not made or commitments entered into for such 1996 Planned CapEx during FFY 1996, the '96 Target will be revised as set forth in Schedule 2.07-3. In the event the 1996 Planned CapEx are not made by the end of FFY 1997, the '97 Target and the '98 Target will be revised as set forth in Schedule 2.07-3.

               (3) The Company will make additional capital expenditures (not described in Schedules 2.07-2 or 2.07-3) of at least $2.0 million in FFY 1997 (the "1997 CapEx Amount") and in FFY 1998, the sum of (i) $2.0 million, plus (ii) the 1997 CapEx Shortfall (as defined below), if any, and minus (iii) the 1997 CapEx Excess (as defined below), if any (the "1998 CapEx Amount"). In the event the Company's additional capital expenditures exceed $2.0 million in FFY 1997, such excess shall be referred to as the "1997 CapEx Excess." In the event the additional capital expenditures of the Company are less than $2.0 million in FFY 1997, (i) the difference shall be referred to as the "1997 CapEx Shortfall," and (ii) the '97 Target shall be reduced by the product of the 1997 CapEx Shortfall multiplied by .30 (30%). In the event the additional capital expenditures of the Company are less than the 1998 CapEx Amount in FFY 1998, (i) the difference shall be referred to as the "1998 CapEx Shortfall" and
                    (ii) the '98 Target shall be reduced by the product of the 1998 CapEx Shortfall multiplied by .30 (30%).

               (4) The Company presently uses a Holac dicer to prepare Italian sausage products for sale to Pizza Hut, Inc. ("Pizza Hut"), using a process approved by Pizza Hut. During the period in which the Sellers may earn the Contingent Purchase Price pursuant to Section 2.05, Foodbrands agrees that it will not cause the Company to make any significant change in the equipment used or the process employed to produce the Italian sausage in question unless (1) any such changes are approved in advance by a majority in interests of the Sellers or by Pizza Hut, or
                    (2) the Company is required to do so by order of the court in the KPR Litigation.

               (e) Operational Changes. The following pro forma adjustments shall be made to the EBITDA of the Company:

               (1) To the extent the Company participates in any consolidated programs of Foodbrands, such as insurance and health and welfare plans, EBITDA of the Company shall be adjusted to reflect any additional costs or savings to the Company attributable to its participation in such plans. EBITDA of the Company shall also be increased by the amount of the salary of any Key Employee who is an executive officer of Foodbrands which is attributable to his services to Foodbrands. It is understood that the salaries reflected in
                    Schedule 5.01(f) and any ordinary increases thereof are attributable to services to the Company.

               (2)  In the event the production of any "KPR
                    Product" (as defined below) is moved from a Facility to another facility of a Foodbrands Subsidiary other than the Company the EBITDA of the Company shall be pro forma adjusted as if the production and sale had been made by the Company. "KPR Product" shall mean the products being produced by the Company at the time, as well as any other products which would otherwise have been produced by the Company for Existing Customers at the Facilities.

               (3) In the event the Company enters into any agreement with C&F Packing, Inc. to pay royalties or other Damages as a result of the Consent Decrees, the EBITDA of the Company shall be adjusted on a pro forma basis such that the EBITDA calculations of the Company do not include such payments. The EBITDA of the Company will also be adjusted to exclude any adverse effect resulting from a breach of
                    Section 2.07(d)(4).

               (4) EBITDA of the Company will be adjusted so as to not include any liabilities resulting from any judgment or settlement in the KPR
                    Litigation.

               (5) It is the intent of the parties that the EBITDA of the Company be adjusted to accurately reflect the EBITDA of the Company which would have been produced had the Company continued as a separate entity without any operational changes by Foodbrands. If Sellers object to any pro forma adjustments or the calculation of EBITDA pursuant to this Section 2.07 or otherwise, such disputes shall be resolved pursuant to Section 2.06(b).

          2.08 Closing Adjustments to EBITDA. Any determination of EBITDA pursuant to Section 2.01 shall be increased by any deduction of the Company as a result of bonuses accrued or paid to the employees of the Company as a result of the sale contemplated in this Agreement as described in Schedule 2.08 or as a result of the exercise of stock options by shareholders of the General Partner and KPR Holdings.

          2.09 Pro Forma Adjustments. All pro forma adjustments to the EBITDA of the Company contemplated by Sections 2.07 and
2.08 shall be provided to Sellers at the time the financial statements are provided pursuant to Section 2.05(b). Sellers shall have the right to review and object to such pro forma adjustments in accordance with Section 2.05(b).


                                ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers hereby jointly and severally represent and warrant to Foodbrands as of the date hereof and as of the Closing as follows:

          3.01  Ownership of Shares and LP Interest; Equity
Capital Structure.

               (a) Sellers are the record and beneficial owners of, and upon consummation of the transactions contemplated hereby Foodbrands will acquire, good, valid and marketable title to, the Shares and the LP Interest, free and clear of all liens, claims, options, pledges, security interests, charges, encumbrances, equities, agreements and restrictions whatsoever.

               (b)  The authorized capital stock of General
Partner consists solely of 200,000 shares of common stock, $.10 par value, 125,217 of which shares are issued and outstanding. The Shares constitute all of the issued and outstanding shares of capital stock of General Partner and are owned by Sellers as set forth opposite each Seller's name on Exhibit A hereto. The LP Interest constitutes all of the limited partnership interest of the Company. General Partner is the sole general partner of the Company. No person holds any partnership interest or any right to receive any income, profits, distributions or assets of the Company, other than the LP Interest and the general partnership interest held by the General Partner.

               (c) There are not now, and at the Closing there will not be, any shares of capital stock of General Partner issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other rights or other agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of General Partner, or otherwise obligating General Partner to issue, transfer or sell any of its respective securities or other instruments convertible into or exchangeable or exercisable for any securities of General Partner. Except as set forth on
Schedule 3.01 delivered by Sellers to Foodbrands upon the execution of this Agreement, there are no, and at the Closing there will not be, any voting trusts or other agreements or understandings to which Sellers or General Partner is a party or is bound with respect to the voting or transfer of the capital stock of General Partner other than this Agreement. There are no outstanding contractual or other obligations of General Partner to repurchase, redeem or otherwise acquire the Shares or any shares of capital stock of General Partner.

          3.02 Organization and Qualification. The Company is a limited partnership and General Partner is a corporation each duly organized, validly existing and in good standing under the laws of Delaware and each has the requisite power and authority to carry on its business as it is now being conducted. The Company and General Partner is each duly qualified to do business and in good standing as a foreign limited partnership or corporation, as applicable, in each state where the character of the property owned by it or the nature of its activities makes such qualifications necessary, including in the state of Texas.
Schedule 3.02 delivered by Sellers, to Foodbrands upon the execution of this Agreement sets forth each state where the Company or General Partner is qualified to do business.

          3.03 Due Authorization. KPR Holdings has full corporate power and authority to enter into and perform this Agreement and all other agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by KPR Holdings of this Agreement have been, and the execution, delivery and performance by KPR Holdings of all other agreements and transactions contemplated hereby and thereby have been or duly authorized and approved by all requisite corporate action on the part of KPR Holdings. This Agreement has been, and the other agreements contemplated hereby, when executed, will be, duly executed and delivered by Sellers and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

          3.04  No Violation.  Except as set forth in Schedule
3.04 delivered by Sellers to Foodbrands upon the execution of this Agreement, and except for compliance with the notice filing requirements of the HSR Act, which Foodbrands and Sellers have completed, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate or conflict with any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment or decree applicable to any of the Sellers, General Partner or the Company or by which any of their respective properties may be bound or affected, (b) violate or conflict with any provisions of the Certificate of Incorporation or Bylaws of General Partner or the Limited Partnership Agreement of the Company, (c) constitute a violation of or a default or breach (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or give rise to any right of termination, acceleration, cancellation, or amendment under, or result in the creation of any mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances, restrictions, charges or claims of any kind (whether absolute, accrued, contingent or otherwise) (collectively, "Liens") upon General Partner, the Company or any of their assets or have any other adverse effect under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which General Partner or the Company is a party or by which any of their assets or properties may be bound, subject or affected, or (d) cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any debt, liability or obligation of General Partner or the Company to be accelerated or increase any such liability or obligation of General Partner or the Company. Except for compliance with the notice filing requirements of the HSR Act, and except as set forth in Schedule 3.04, no filing with, notification to, and no permit, consent, approval, authorization or action by any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body (collectively, a "Governmental Agency") is required in connection with the execution, delivery and performance by the Sellers of this Agreement, or the consummation by Sellers of the transactions contemplated hereby. Schedule 3.04 lists and describes all consents, approvals, authorizations or orders of any Governmental Agency or other third party necessary for the authorization, execution and delivery by the Sellers of this Agreement and the consummation of the transactions contemplated hereby. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a tortious interference by Foodbrands with any contract or business relationship to which any of the Sellers or the Company is a party.

          3.05 Financial Statements. (a) The Company. Attached hereto as Schedule 3.05-1 delivered by Sellers to Foodbrands upon the execution of this Agreement, are (i) the audited balance sheets of the Company as of December 31, 1994 (the "Company Balance Sheet") and January 1, 1994, (ii) the related statements of income, statements of partners' capital and statements of cash flows of the Company for the years then ended, (iii) the unaudited balance sheet of the Company as of October 7, 1995 (the "Interim Balance Sheet") and (iv) the related profit and loss statements (the financial statements referred to in the preceding clauses (i) and (ii) are collectively referred to as the "Audited Financial Statements" and shall be presented together with all related notes and schedules thereto, and accompanied by the reports thereon of the Company's independent accountants; the financial statements referred to in the preceding clauses (iii) and (iv) are collectively referred to as the "Unaudited Financial Statements"). All such balance sheets (and the footnotes and schedules thereto) (x) fairly present the financial position of the Company as of the respective dates thereof and (y) have been prepared in accordance with GAAP applied on a consistent basis, except in the case of the Unaudited Financial Statements for the omission of all footnote disclosures and for normal year end adjustments. All such statements of operations and retained earnings and profit and loss statements fairly present the results of operations of the Company for the respective periods indicated, in accordance with GAAP applied on a consistent basis, except in the case of the Unaudited Financial Statements for the omission of all footnote disclosures and for normal year end adjustments.

               (b)  International Meat Ingredients, Ltd.
Attached hereto as Schedule 3.05-2 delivered by Sellers to Foodbrands upon the execution of this Agreement are (i) the audited directors' report and financial statements for the year ended December 31, 1994 of the International Meat Ingredients, Ltd. ("IMI"), and (ii) the unaudited balance sheet of IMI as of August 27, 1995, and the related profit and loss account and cash flow statement for the period then ended (collectively, the "IMI Financial Statements"). The IMI Financial Statements fairly present the financial position of IMI as of the respective dates thereof and have been prepared in accordance with the Companies Acts 1963 to 1990 and the European Communities (Companies: Group Accounts) Regulations 1992 applied on a consistent basis, except in the case of the unaudited IMI Financial Statements for the omission of all footnote disclosures and for all normal year-end adjustments. All profit and loss account statements and cash flow statements fairly present the results of operations for IMI for the respective period indicated, in accordance with the Companies Acts 1963 to 1990 and the European Communities (Companies: Group Accounts) Regulations 1992 applied on a consistent basis, except in the case of the unaudited IMI Financial Statements for the omission of all footnote disclosures and for normal year-end adjustments.

          3.06 No Undisclosed Liabilities. Neither the Company nor IMI has any liabilities or obligations, except (i) as and to the extent of the amounts reflected or reserved against in the Company Balance Sheet or in the Interim Balance Sheet, (ii) as and to the extent of the amounts reflected or reserved against in the IMI Financial Statements, (iii) as set forth in Schedule 3.06 delivered by Sellers to Foodbrands upon the execution of this Agreement, or (iv) liabilities and obligations incurred in the ordinary course of business and consistent with past practices since the date of the Interim Balance Sheet. Except as provided in the preceding sentence, Sellers know of no reasonable basis for the assertion against the Company, General Partner or IMI of any liability or obligation not fully reflected or reserved against in the Company Balance Sheet, the IMI Financial Statement or in the Interim Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date thereof. General Partner has not conducted any business and does not have any assets or liabilities other than as general partner of the Company.

          3.07 Absence of Certain Changes. Except as set forth in Schedule 3.07 delivered by Sellers to Foodbrands upon the execution of this Agreement, since December 31, 1994 the respective businesses of the Company and IMI have been operated in the usual and ordinary course, consistent with past practices. As amplification and not limitation of the foregoing, except as set forth in Schedule 3.07, since December 31, 1994, there has not been:

               (a) any material adverse change in the business, operations or financial position of the Company or IMI from that reflected in the Audited Financial Statements or the Unaudited
Financial Statements or the IMI Financial Statements, as applicable;

               (b) any amendment, modification or termination of any existing, or entry into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individually or in the aggregate, material to the business, operations, prospects or financial position of the Company or IMI;

               (c) any increase granted, promised or announced in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or IMI to any of its employees;

               (d) any disposition of any asset of the Company or IMI not in the ordinary course of business which had a fair market or net book value at the time of disposition of $100,000 or more or in the aggregate of $250,000;

               (e) any labor dispute material to the business, operations, prospects or financial position of the Company or IMI;

               (f) any incurrence of any liabilities or obliga-tions (whether absolute, accrued, contingent or otherwise and whether due or to become due) by the Company or IMI except to the extent incurred in the ordinary course of business and consistent with past practice; or any increase of, or any experience of any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

               (g) any payment, discharge or satisfaction of any material claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) of the Company or IMI other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, including liabilities and obligations (i) reflected or reserved against in the Company Balance Sheet or IMI Financial Statement, as applicable, (ii) incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or (iii) incurred prior to the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices;

               (h)  any mortgage, pledge, lien, security
interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due or other statutory liens for obligations not yet due, placed, permitted or, if not in existence on December 31, 1994, allowed to exist on any property or assets (real, personal or mixed, tangible or intangible) of the Company;

               (i) any capital expenditure or commitment for capital expenditures by the Company or IMI which individually per item exceeds $10,000, or $100,000 in the aggregate, for replacements of and additions to property, plant, equipment or intangible capital assets;

               (j) any payment, loan or advance of any amount by the Company or IMI, to, or sale, transfer or lease of any properties or assets (real, personal or mixed, tangible or intangible) by the Company to, or any agreement or arrangement by the Company or IMI with, Sellers or any of their affiliates or associates (other than the Company);

               (k) any failure to replace or replenish inventory as such inventory may have been depleted from time to time, collect accounts receivable, pay accounts payable or otherwise manage its working capital accounts in the ordinary course of business and in a manner consistent with past practices;

               (l) any failure to pay any creditor any amount owed to such creditor when due, other than in the ordinary course of business consistent with past practice or except for matters being contested in good faith;

               (m) any redemption of any of the capital stock of General Partner or partnership interest of the Company or any declaration or payment of any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of General Partner or partnership interest of the Company or otherwise;

               (n) any issuance or sale of partnership interest, capital stock, notes, bonds or other securities, or options, warrants or other rights to acquire the same, of, or any other interest in, the Company;

               (o) any agreement, arrangement or transaction with any directors, officers, employees or shareholders of the Company, General Partner, or IMI (or with any relative, beneficiary, spouse or affiliate of such person);

               (p) any writedown or writeup of (or failure to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or receivables or revaluation of any assets of the Company or IMI other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

               (q) any change in any method of accounting or accounting practice or policy used by the Company or IMI, other than such changes required by GAAP;

               (r) any failure to maintain the material assets of the Company or IMI in accordance with good business practice and in good operating condition and repair, ordinary wear and tear excepted;

               (s) any lapse or termination of any material Permit (as herein defined) that was issued or relates to the Company or IMI or otherwise relates to any asset of the Company or IMI or any failure to renew such Permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days after the Closing Date;

               (t) any express or deemed election or settlement or compromise of any liability with respect to Taxes (as defined herein) of the Company or IMI; or

               (u)  any agreement, whether in writing or
otherwise, to take or refrain from taking any action which, if taken or omitted to be taken subsequent to December 31, 1994, would render any of the representations or warranties set forth in this Section 3.07 untrue or incorrect.

          3.08  Tax Matters.

               (a) The Company and General Partner have properly prepared and filed with the appropriate governmental or taxing agency or authority ("Taxing Authority"), all Tax Returns (as defined below) which are or were required to be filed by the Company or General Partner prior to Closing with respect to all taxable years or the taxable periods which have ended or end on or prior to the Closing Date. Except as set forth in Schedule 3.08-1 delivered by Sellers to Foodbrands upon the execution of this Agreement, the Company and General Partner have paid, or shall cause to be paid, when due and payable, all Taxes (as defined below) that are shown to be due and payable on the Tax Returns described above. Except as set forth in Schedule 3.08-1, the reserves and allowances for Taxes required by Section 3.08(d) hereof shall include all Taxes payable with respect to any Tax Returns of the Company or General Partner not due prior to the Closing but relating to tax periods (i) ending on or prior to the Closing, or (ii) commencing before but ending after the Closing.

               (b) Except as set forth on Schedule 3.08-1: (i) no adjustment or deficiency relating to any Tax Return described in Section 3.08(a) hereof has been proposed by any Taxing Authority (insofar as either relates to the activities or income of the Company or General Partner or could result in liability of the Company or General Partner on the basis of joint and/or several liability); (ii) there are no pending or, to the knowledge of Sellers, threatened actions or proceedings for the assessment or collection of Taxes against the Company or General Partner; (iii) neither the Company nor General Partner is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (iv) neither the Company nor General Partner is subject to any accumulated earnings tax penalty or personal holding company tax.

               (c) Schedule 3.08-2 lists and describes: (i) all Tax Returns filed with respect to the Company and General Partner for the most recent taxable periods ended on or before Closing, indicating (A) the jurisdictions to which the Tax Returns relate,
(B) the most recent Tax Return for each relevant jurisdiction (excluding county) for which an audit has been completed or the statute of limitations has lapsed, and (C) all Tax Returns that currently are the subject of audit; (ii) the amount of any unused net operating loss, net capital loss, foreign tax credit, other tax credits, or excess charitable contribution allocable to the Company or General Partner, and the tax periods to which those losses, credits, and contributions relate in each case as shown on any Tax Return; and (iii) any partnership or joint venture of which the Company or General Partner has been a member, or any trust in which the Company or General Partner has had a beneficial interest, during any tax period for which the statute of limitation for assessment of Taxes has not expired prior to the Closing.

               (d) Except as described in Schedule 3.08-1, on the Company Balance Sheet, reserves and allowances have been provided, and on the books of account and on the Interim Balance Sheet and on any other balance sheet required to be delivered by Sellers to Foodbrands hereunder reserves and allowances will be provided, in each case adequate to satisfy all liabilities for Taxes relating to the Company or General Partner for periods through the Closing Date (without regard to the materiality thereof).

               (e) No deficiency for Taxes has been assessed against the Company or General Partner which has not been paid in full.

               (f) There are no liens for Taxes upon the assets of the Company General Partner except for liens for Taxes not yet due.

               (g)  The term "Tax Return," as used in this
Agreement, shall include any report, return, rendition or other document or information required to be supplied to a federal, state, local or foreign Taxing Authority in connection with Taxes.

               (h) The term "Taxes," as used in this Agreement, shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, net worth, gross receipts, excise, customs duties, withholding, Social Security (or similar tax), disability, registrations, business and/or occupation, personal property, real property transfer, use, service, license, payroll, franchise, sales, withholding or employment taxes imposed by the United States or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis, value added, alternative or add on minimum, estimated on other tax of any kind whatsoever including all interest, additions, and penalties thereon.

          3.09  Title to Properties; Encumbrances; Condition.

               (a) The Company has good, valid and marketable title to all the assets, rights and property, real, personal or mixed, tangible or intangible, owned, used or useful in the operations of the Company, including, without limitation, (i) all the assets reflected in the Company Balance Sheet (except for assets disposed of since December 31, 1994 by the Company in the ordinary course of business) and (ii) all tangible and intangible assets, agreements, leases, licenses, and permits used by or useful to the Company which exist or are in effect as of the date hereof or at any time through the Closing, free and clear of all Liens, except (w) as set forth in Schedule 3.09-1 delivered by Sellers to Foodbrands upon the execution of this Agreement, (x) Liens for current Taxes not yet delinquent and Taxes for which adequate provision is made in the Company Balance Sheet, (y) statutory liens for obligations not yet due and (z) minor imperfections of title and encumbrances, if any, the total of which is not substantial in amount and which do not materially detract from the value of the property subject thereto and do not impair the use of such properties and assets or the business and operations of the Company (such Liens referred to in clauses (w), (x), (y) and (z) of this sentence are hereinafter referred to as "Permitted Liens").

               (b) Except as set forth on Schedule 3.09-1, all equipment of the Company used in connection with the operation of the Fort Worth Facility or the manufacturing facility located at 4114 Mint Way, Dallas, Texas (each a "Facility" and, collectively, the "Facilities") is owned by the Company and are structurally sound, in good operating condition and repair, ordinary wear and tear excepted, and not in need of repair, other than ordinary and routine repairs. Each of the Facilities is structurally sound and does not contain any latent or other defects.

               (c)  Schedule 3.09-2 contains a list of all
material real property leases and subleases to which the Company or IMI is a party all of which are in full force and effect and are not in default and to the knowledge of Sellers or the Company no event has occurred such that with the giving of notice or the passage of time, or both, would give rise to an event of default.

               (d) The assets of the Company, whether real or personal, tangible or intangible, presently owned or leased by the Company are sufficient for the operation of the business of the Company as presently conducted.

          3.10 Subsidiaries. The Company does not own, directly or indirectly, legally or beneficially any interest in any entities, partnerships or joint ventures other than IMI, a foreign corporation in Ireland. The Company has provided to Foodbrands a true and complete copy of the Articles of Association, the addendums thereto and the governing documents relating to IMI (the "Articles"). The Company has not waived or amended any provisions of the Articles.

          3.11 Inventory. The inventory of the Company of finished product, raw materials, and supplies consists of a quality and quantity usable and salable in the ordinary course of business without discount or reduction except in the ordinary course of business consistent with past practices and subject to normal and customary allowances in the food industry for spoilage, damage and outdated items. The quantities of the Company's inventory are reasonable and warranted in the present and anticipated circumstances of its business. The values at which all inventories are carried on the Company Balance Sheet reflect the historical inventory valuation policy of the Company of stating such inventories at the lower of cost or market on a first in, first out basis and all inventories are valued such that the Company will earn their customary gross margins thereon. The Company is not under any obligation or liability with respect to accepting returns of inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the inventories has been conducted since December 31, 1994 other than in the ordinary course of business consistent with past practices. The Company has not acquired or committed to acquire inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company changed the price of any inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Company, (ii) reductions and increases responsive to normal competitive conditions and consistent with the Company's past sales practices and (iii) increases to reflect any increase in the cost thereof to the Company. All of the inventory of the
Company: (a) complies with the Federal Food, Drug and Cosmetic Act, as amended (the "FDA Act"), and the Nutrition Labeling and Education Act Amendments of 1993, (b) are not adulterated or misbranded within the meaning of the FDA Act, (c) are not prohibited from introduction into inter-state commerce under
Section 404 or 505 of the FDA Act and (d) do not contain a misbranded hazardous substance or a banned hazardous substance.

          3.12 Receivables. Schedule 3.12, delivered by Sellers to Foodbrands upon the execution of this Agreement, sets forth the basis on which the receivables of the Company are valued and the reserve for uncollectible receivables are determined. Except as disclosed in Schedule 3.12 or to the extent, if any, reserved for on the Company Balance Sheet or the Interim Balance Sheet, all receivables reflected on the Company Balance Sheet arose from, and the receivables existing on the Closing Date will have arisen from, the sale of inventory or services to persons not affiliated with Sellers, or the Company and in the ordinary course of their business consistent with past practice. Except as reserved against on the Company Balance Sheet, the Interim Balance Sheet or the Closing Date Balance Sheet, the receivables referred to in the preceding sentence constitute or will constitute, as the case may be, valid receivables, and not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All receivables reflected on the Company Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts reflected on the books and records of the Company as of the Closing Date, and except as disclosed in Schedule
3.12) are or will be good and have been collected or are or will be collectible through the utilization of collection efforts in the ordinary course of business consistent with past practice.

          3.13 Proprietary Rights. The Company does not own or use under licenses from others any trademarks, trade names, assumed names, service marks, logos, patents, patent applications, copyrights and copyright registrations, or applications therefor, except as listed on Schedule 3.13 (collectively, the "Proprietary Rights") delivered by Sellers to Foodbrands upon the execution of this Agreement; and no other Proprietary Rights are used in or are necessary for the conduct of the Company's business as presently conducted. No Proprietary Rights used by the Company conflict with or infringe any similar rights of any other person in the states where the Company does business. Except as set forth on Schedule 3.13, to the knowledge of Sellers and the Company, no claims have been asserted by any person with respect to the ownership, validity, license, use of the Proprietary Rights by the Company and, to the knowledge of Sellers and the Company, there is no basis for any such claim. The consummation of the transactions contemplated hereby will not alter or impair any of the Proprietary Rights. The Company is not in possession of and does not utilize in its business any know-how, trade secrets or confidential information owned by any third party, except pursuant to validly existing license agreements listed in Schedule 3.17.

          3.14 Litigation. Except as listed on Schedule 3.14 delivered to Foodbrands by Sellers upon the execution of this Agreement, there is no action, suit, proceeding or, to the best knowledge of the Sellers, investigation, pending or, to the best knowledge of the Sellers, threatened against the Company or IMI at law or in equity, or before any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality (the "Litigation Matters"). Neither the Company nor IMI is subject to any order, judgment, decree or obligation which would limit the ability of the Company or IMI to operate its business in the ordinary course. Schedule 3.14 also identifies those Litigation Matters which are covered by insurance.

          3.15 Insurance. (a) Schedule 3.15 delivered by Sellers to Foodbrands upon the execution of this Agreement, sets forth a complete description (name of the insurer, policy number, premiums, type of insurance, etc.) with respect to all policies of fire, liability, product liability, worker's compensation, health, property, casualty and bond and surety arrangements and other forms of insurance presently in effect with respect to the Company (true and complete copies of policies with respect to the Company have heretofore been delivered to Foodbrands) under which the Company has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years.

               (b) With respect to each insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect;
(ii) the Company is not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; and
(iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.

               (c) No insurance policy listed on Schedule 3.15 will cease to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect on terms identical to those in effect as of the date hereof as a result of the consum-mation of the transactions contemplated by this Agreement.

          3.16 Employee Benefit Plans. Except as otherwise set forth on Schedule 3.16:

               (a) Neither the Company nor the General Partner currently sponsor, maintain or participate in or are required to contribute to any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), any multiemployer plan ("Multiemployer Plans")as defined in Section 3(37)(A) or (D) of ERISA, any incentive compensation plan, bonus plan, deferred compensation agreement or arrangement, stock option, stock bonus and stock purchase plan or to any other employee benefit plan (whether or not subject to ERISA), program or arrangement of any kind whatsoever which provides or is obligated to provide any kind of benefit (such plans, benefit programs and agreements (excluding Multiemployer Plans) are collectively referred to herein as the "Benefit Plans").

               (b) All obligations of the Company or the General Partner, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental agency or to any Benefit Plans or Multiemployer Plans have been paid, or adequate accruals for such payments have been made by the Company or the General Partner on its books of account as of August 31, 1995, except accruals for such payments attributable solely to events occurring subsequent to August 31, 1995, all of which accruals will have been made by the Company and each Subsidiary on its books of account as of October 7, 1995 and as of the Closing Date.

               (c) All reports relating to the Benefit Plans required to be filed with or furnished to any governmental body, agency or court or to the participants or beneficiaries prior to the date hereof have been timely filed or furnished in accordance with applicable law.

               (d)  There are no actions, suits or claims pending
(other than routine claims for benefits), or to the knowledge of the Company, threatened against any of the Benefit Plans or against the assets of any of such Benefit Plans.

               (e)  The employee benefit plans, as defined in
Section 3(3) of ERISA, and related trust agreements, if any, listed in Schedule 3.16, are valid and in full force and effect and complies will the provisions of the Code and all other applicable laws and regulations. The KPR Holdings, L.P. 401(k) Profit Sharing Plan and Trust ("Plan") was adopted effective April 1, 1991 and thereafter amended to comply with the Unemployment Compensation Act of 1992 and the Revenue Reconciliation Act of 1933. The Company has failed to timely file the Plan with the Internal Revenue Service as required under the Tax Reform Act of 1986. Further, the Company intends to file the Plan with the Internal Revenue Service on or before November 28, 1995 and to request a determination letter that the Plan complies with the applicable provisions of the Code. However, the Sellers represent and warrant that the Plan complies with the applicable provisions of the Code as to both form and operation in all respects; and, the Sellers hereby agree to indemnify and hold harmless Foodbrands, the Company, the General Partner and any participants in the Plan with respect to any claim, damages, liabilities, causes of actions, and expenses (including attorney's fees) which may arise because of the failure of the Plan to comply with the applicable provisions of the Code and all other applicable laws and regulations.

               (f) Each Benefit Plan which is a "welfare benefit plan" (as defined in Section (3)(1) of ERISA) is either (i) unfunded or (ii) funded through insurance contracts.

               (g) Neither the Company nor the General Partner participates in any Multiemployer Plan or in any employee Benefit Plan which provides health and welfare benefits, any withdrawal liability with respect to any such Benefit Plan or Multiemployer Plan and neither the Sellers, the Company or the General Partner has any knowledge that would render such representation inaccurate. Neither Sellers, the Company nor the General Partner has committed any act or acts prior to Closing which has effected, or could be reasonably expected to effect a partial or complete withdrawal as such terms are defined under ERISA from any Multiemployer Plan or Benefit Plan.

               (h)  Neither the Company nor the General Partner
(i) has experienced any reportable event within the meaning of ERISA or other event or condition which presents a material risk of the termination of any pension Benefit Plan by the Pension Benefit Guaranty Corporation ("PBGC"); (ii) has had any tax imposed on it by the Internal Revenue Service for any violation under Section 4975 of the Code; or (iii) has engaged in any transaction which could reasonably be expected to subject the Company, the General Partner or any such Benefit Plan to any liability for any such tax under Section 4975 of the Code.

               (i) The terms of all Benefit Plans comply with ERISA, the Code and all applicable statutes, orders or governmental rules and regulations. None of the Benefit Plans, nor any trust created thereunder has engaged in any non-exempt "prohibited transaction" as such term is defined in Section 4975 of the Code and Section 406 of ERISA which involves the Company, the General Partner or any subsidiaries.

               (j) As to each Benefit Plan for which an Annual Report (IRS Form 5500), including schedules, was filed by the Company or the General Partner under ERISA or the Code, no liabilities with respect to any such Benefit Plan existed on the date of the financial statements contained in the most recent Annual Report except as disclosed therein, and no adverse change has occurred with respect to the financial statements covered by such Annual Report since the date thereof.

               (k) There is no issue relating to any Benefit Plan maintained or established for employees of the Company or the General Partner which is pending before the Internal Revenue Service, the Department of Labor or any other governmental agency or court.

               (l) As of the last day of the last plan year for which the Company or the General Partner has received such information, the aggregate fair market value of the assets of the Benefit Plans which are defined benefit pension plans under ERISA (excluding for these purposes any accrued but unpaid contributions) equalled or exceeded the present value of all benefits accrued under such employee pension plans determined on an ongoing basis and on a termination basis using the assumptions established by the PBGC as in effect on such date.

               (m) As to any Benefit Plan subject to Title IV of ERISA, (i) there has been no event or condition that presents the risk of termination of any such Benefit Plan, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of
Section 302 of ERISA or Section 412 of the Code has been incurred, (iii) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 2615.3 promulgated by the PBGC have not been waived) has occurred, (iv) no notice of intent to terminate the Benefit Plan has been given under Section 4041 of ERISA, (v) no proceeding has been instituted under Section 4042 of ERISA to terminate any such Benefit Plan, (vi) no liability to the PBGC has been incurred (other than PBGC insurance premiums), and,
(vii) as to any such Benefit Plan intended to be qualified under
Section 401 of the Code, to the knowledge of Sellers, the General Partner or the Company there has been no termination or partial termination of any such Benefit Plan within the meaning of
Section 411(d)(3) of the Code.

               (n) No act, omission or transaction has occurred which could result in imposition on the Company or the General
Partner of (i) a breach of fiduciary duty liability under Section
409 of ERISA, or (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA.

               (o)   There have been no payments made or
agreements entered into with respect to any individual employed by the Company or the General Partner which as a result of this transaction would result in the imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

               (p) Neither the Company nor the General Partner has any liabilities or other obligations of any kind whatsoever, whether actual or contingent, with respect to the Benefit Plans, including, without limitation, liability for post-retirement medical benefits, post-retirement life insurance benefits or severance benefits excluding routine premiums due under any Benefit Plan that is an employee welfare benefit plan as defined in Section 3(l) of ERISA.

               (q) Sellers have listed in Schedule 3.16 and made available to Foodbrands, or will make available to Foodbrands prior to the Closing, true, complete and correct copies of (i) all Benefit Plans (including amendments), (ii) all summary plan descriptions (whether or not required to be furnished under ERISA), (iii) all latest Annual Report forms filed with respect to any such employee benefit plan, (iv) all former employees who have elected COBRA continuation coverage, and (v) the most recent actuarial valuation and determination letters received from the Internal Revenue Service with respect to any such Benefit Plan.

               (r) Neither the Company nor the General Partner is a party to any written or oral deferred or incentive compensation, employment, severance, consulting or other similar contract, arrangement or policy or labor contracts or collective bargaining agreements relating to its employees which would result in any adverse effect on the Company or the General Partner.

          3.17 Contracts and Commitments. Except as set forth on Schedule 3.17-1 delivered to Foodbrands by Sellers upon the execution of this Agreement, and except for employee benefit plans set forth in Schedule 3.16 hereto, neither the Company, General Partner nor IMI is a party to any written or oral:

               (a) commitment, contract, purchase order, letter of credit or agreement, other than as described in subsections
(b) or (c) below, involving any obligation or liability on the part of the Company in excess of $10,000 and not cancelable (without liability) within 60 days, except for purchases for raw materials made in the ordinary course of business in amounts not substantially in excess of past practice;

               (b) lease of real property involving an annual expense in excess of $10,000 per year;

               (c)  lease of personal property involving an
annual expense in excess of $10,000 which lease is not cancelable
(without liability) within 60 days;

               (d) any contracts between the Company or IMI and the customers of the Company or IMI;

               (e) any contracts between the Company or IMI and any employee, consultant, broker or agent of the Company or IMI;

               (f) any contracts which limit the matters or extent of the business which may be conducted by the Company or IMI in any material respects;

               (g) any licensing, royalty, confidentiality, consulting administrative service or similar agreement; and

               (h) contracts and commitments not in the ordinary course of business not otherwise described above or listed on
Schedule 3.17 relating to the business of the Company or IMI and materially affecting the Company's or IMI's business.

          The contracts, commitments, agreements, arrangements and understandings referred to in this Section 3.17 and listed on
Schedule 3.17 are herein referred to as the "Contracts."

          3.18 No Breach. To the knowledge of Sellers or the Company, each Contract is, except as specifically indicated herein or in Schedule 3.18 delivered by Sellers to Foodbrands upon the execution of this Agreement describing such arrangement, in full force and effect in all material respects. Except as specified in Schedule 3.18, there are no outstanding disputes under the Contracts, or, to the knowledge of Sellers and the Company, threatened cancellations of the Contracts and the Company has not breached any provision of, nor does there exist any default in any material respect of, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which with the giving of notice or the passage of time or both would become a breach or default in any material respect of, the terms of any Contract by the Company or IMI. To the best knowledge of Sellers, no other party is in material breach or violation of, or default under, any of the Contracts.

          3.19 Labor Relations. Except as and to the extent set forth in Schedule 3.19 delivered by Sellers to Foodbrands upon the execution of this Agreement:

               (a) no collective bargaining agreement presently covers (nor has any, in the past five years), covered, any employees of the Company or IMI, nor is any currently being negotiated by the Company or IMI and, to the knowledge of Sellers, no attempt to organize any group or all of the employees of the Company or IMI have been made or proposed and is currently outstanding;

               (b) to the knowledge of Sellers or the Company, there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of Sellers or the Company, threatened between the Company or IMI and any of its employees, and the Company and IMI have not experienced such controversy, strike, slowdown or work stoppage within the past three years;

               (c) to the knowledge of Sellers or the Company, the Company and IMI are currently substantially in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authorities and has withheld and paid to the appropriate Governmental Authorities or is holding for payment not yet due to such Governmental Authorities all amounts required to be withheld from employees of the Company and IMI and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

               (d) the Company and IMI have paid in full to all their employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;

               (e) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted and is now pending or, to the knowledge of Sellers or the Company, threatened before any Governmental Authorities with respect to any persons currently or formerly employed by the Company or IMI;

               (f) neither the Company nor IMI is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authorities relating to employees or employment practices;

               (g) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted and is now pending or, to the knowledge of Sellers or the Company, threatened with respect to the Company or IMI; and

               (h)  there is no charge of discrimination in
employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and is now pending or, to the knowledge of Sellers or the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authorities in any jurisdiction in which the Company or IMI has employed or currently employs any person.

          3.20 Compliance with Law. The Company and IMI, and each of the Facilities, are in substantial compliance with all applicable laws, statutes, ordinances and regulations, zoning and special use permits, whether federal, state or local, except where the failure to comply would not have a material adverse effect on the business or financial condition of the Company.
The Company has not received any written notice to the effect that, or otherwise been advised that, it or IMI is not in compliance with any of such statutes, regulations and orders, ordinances or other laws where the failure to comply would have an adverse effect on the business or financial condition of the Company, and the Sellers have no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which would, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Company.

          3.21  Hazardous Material.  (a) Except as set forth on
Schedule 3.21-1 delivered by Sellers to Foodbrands upon the execution of this Agreement, (i) any handling, transportation, storage, treatment or usage of Hazardous Material (as defined below) that has occurred on any tract of real property owned by the Company or IMI or covered by any real property lease to which the Company or IMI is a party, has been in compliance with all applicable laws relating to the protection of the environment (including without limitation, ambient air and surface and subsurface soil and water), natural resources, wildlife or human health (the "Environmental Laws"), (ii) no leak, spill, release, discharge, emission or disposal of any Hazardous Material has occurred on any such tract which would subject the property to remedial action under any Environmental Laws, (iii) each such tract is in compliance with applicable Environmental Laws, and
(iv) each underground storage tank located on any such tract, has been registered, maintained and operated in accordance with all applicable Environmental Laws. Schedule 3.21-2 lists and Sellers have provided Foodbrands with full, accurate and complete copies of any and all reports, studies, tests and other information in their possession or in the possession of the Company relating to the presence or suspected presence of any Hazardous Material on any such tract or relating to the existence of any underground storage tank thereon and agree that they will, promptly following any of their or the Company's receipt thereof, furnish to Foodbrands full, accurate and complete copies of any such reports, studies, tests and other information hereafter obtained by Sellers or the Company on or prior to the Closing Date. "Hazardous Material" means asbestos, petroleum (including without limitation, oil, used oil, waste oil, gasoline, diesel and petroleum based fuels), petroleum products and by-products, petroleum wastes, petroleum contaminated soils, and any substance, material or waste which is regulated as "hazardous", "toxic" or under any other similar designation by any local, state or federal governmental authority. Such term includes, without limitation, (i) any material, substance or waste defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.) ("RCRA"), (ii) any material, substance or waste defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601, et seq.) ("CERCLA") or (iii) any material, substance or waste defined as a "regulated substance" pursuant to Subchapter IX of the Solid Waste Disposal Act (42 U.S.C. Section 6991, et seq.).

               (b) Except as disclosed in Schedule 3.21-1, to the knowledge of Sellers or the Company (i) Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released or disposed on or from any tract of real property owned by the Company or IMI or covered by any real property lease to which the Company or IMI is a party in violation of any Environmental Law, or, any property adjoining any such tract; (ii) the Company has disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Laws and Permits;
(iii) there are no past, pending or threatened actions against the Company or IMI relating to compliance with Environmental Laws or asserting damages or injury to natural resources, wildlife or the environment; (iv) no such tract or any property adjoining such tract, is listed or proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Act Information System ("CERCLIS"), the Facility Index System ("FINDS"), RCRA, Hazardous Waste Registrations Listing Report; and (v) neither the Company nor IMI has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or FINDS or which is the subject of any environmental claim.

               (c) Schedule 3.21-3 also contains a list of all underground storage tanks including the street address and owner thereof located on real property owned or leased by the Company.

          3.22 Environmental and Other Permits. The Company and IMI currently hold all the health and safety, environmental and other permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities including without limitation, those issued under Environmental Laws (collectively, "Permits"), necessary or proper for the current use, occupancy and operation of each material asset of the Company or IMI and the conduct of their respective business and each Facility.
Schedule 3.22 delivered by Sellers to Foodbrands upon the execution of this Agreement lists all such Permits and they are in full force and effect.

          3.23 Business Prospects. To the knowledge of Sellers or the Company, since December 31, 1994 there has not occurred any event or other occurrence which has had or could reasonably be expected to have a material adverse effect on the business or business prospects of the Company or IMI. Without limiting the generality of the foregoing, no customer who accounted for more than 2% of the gross revenue of the Company or IMI during calendar year 1994, or the most recent interim period ending prior to the Closing Date has given the Company or IMI notice of any facts which would lead Sellers to believe sales to or profit margins on sales to such customer would be adversely affected. Provided, however, the Sellers and the Company make no representation or warranty that the customers described in this
Section 3.23 will continue their relationship with the Company.

          3.24 Bank Accounts. Schedule 3.24 delivered by Sellers to Foodbrands upon execution of this Agreement sets forth each bank account or borrowing resolution authorizing officers or agents of the Company or General Partner to borrow money and list the persons authorized to transact on behalf of the Company or General Partner with respect to each such account or borrowing resolution. Schedule 3.24 also lists all powers of attorney granted by the Company or General Partner to any other person.

          3.25 Indebtedness of Affiliates. Schedule 3.25 delivered by Sellers to Foodbrands upon execution of this Agreement lists all indebtedness or obligations by or to the Company or General Partner with respect to any of the Shareholders, officers or directors of General Partner, employees or agents of the Company, Winchester Food Processing, Inc. ("Winchester"), Standard Meat Company, L.P. ("Standard") and any affiliates of the foregoing, other than trade receivables of Winchester and Standard incurred in the ordinary course of business.

          3.26 Disclosure. No representation or warranty made to Foodbrands contained in this Agreement, and no statement contained in any of the Schedules or any certificate, document or instrument delivered by Sellers or the Company pursuant hereto contains any untrue statement of a material fact or omits to state a material fact, necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          3.27 Brokers. None of the Sellers nor any affiliate of any of the Sellers, including the Company, have entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of the Company or Foodbrands or any of its subsidiaries to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          3.28 Corporate Books and Records. The minute books of General Partner contain accurate records in all material respects of all board of directors and shareholder meetings of General Partner and accurately reflect in all material respects all other actions taken by the shareholders, boards of directors and all committees of the boards of directors of General Partner at such meetings. Complete and accurate copies of all such minute books and of the stock register of General Partner have been made available by Sellers to Foodbrands.


                                ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF FOODBRANDS

          Foodbrands hereby represents and warrants to Sellers as follows:

          4.01 Organization. Foodbrands is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Foodbrands has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          4.02 Authorization. Foodbrands has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No further corporate actions on the part of Foodbrands or its designee are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

          4.03 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of Foodbrands, enforceable against Foodbrands in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

          4.04 No Violation. Except for compliance with the notice filing requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation by Foodbrands or its designee of the transactions contemplated hereby will (a) violate or conflict with any law applicable to Foodbrands or its designee or by which any of its properties may be bound or affected, or (b) violate or conflict with any provisions of the Articles of Incorporation or Bylaws of Foodbrands or its designee. Except for compliance with the notice filing requirements of the HSR Act, no filing with, notification to, and no permit, consent, approval, authorization or action by, any Governmental Agency is required in connection with the execution, delivery and performance by Foodbrands of this Agreement or the consummation by Foodbrands of the transactions contemplated hereby except where the failure to make such filing, give notice to or obtain such permit, consent, approval, authorization or action would not have a material adverse effect on the Foodbrands and its material subsidiaries taken as a whole, or prevent or delay the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a tortious interference by Seller with any contract or business relationship to which Foodbrands is a party.

          4.05 Disclosure. No representation or warranty made to Sellers contained in this Agreement, and no statement contained in any certificate, document or instrument delivered by Foodbrands, pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          4.06 Purchase for Investment. Foodbrands or its designee is purchasing the Shares and LP Interest for investment and not with a view toward distribution, except in compliance with applicable securities laws.

          4.07 Brokers. Neither Foodbrands nor any affiliate of Foodbrands has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Sellers or any affiliate of Sellers to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.


                                 ARTICLE V

                    CERTAIN OBLIGATIONS OF THE PARTIES

          5.01 Conduct of Business Pending the Closing. Sellers agree that, except as provided in Schedule 5.01 delivered by Sellers to Foodbrands upon the execution of this Agreement, from the date hereof until the Closing, unless specifically herein provided or otherwise consented to by Foodbrands in writing, Sellers will cause the Company and IMI to conduct their respective businesses in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve intact its business, operations, organization, goodwill and work force in a manner consistent with past practices. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or with the prior written consent of Foodbrands, from the date hereof to the Closing, Sellers will not permit the Company or IMI to:

                (a)  Incur any obligations or liabilities
(whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice.

                (b)  Pay, discharge or satisfy any Lien or
liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than Liens or liabilities discharged or satisfied in the ordinary course of business and consistent with past practices.

                (c) Permit or allow any of the properties or assets (whether real, personal or mixed, tangible or intangible) of the Company to be mortgaged, pledged or subjected to any lien, encumbrance, restriction or charge of any kind except Permitted Liens.

                (d) Write off as uncollectible any of its notes or accounts receivable or any portion thereof, except for write offs in the ordinary course of business, consistent with past practice and at a rate and amount no greater than during the twelve months ended December 31, 1994.

                (e) Cancel or release any other debts or claims, or waive any rights of value in excess of $10,000, or sell, transfer or convey any of the properties or assets (whether real, personal or mixed, tangible or intangible) of the Company, except in the ordinary course of business and consistent with past practice.

                (f) Grant any increase in the compensation of any director, officer or employee of the Company (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), institute or adopt any new plan for directors, officers or employees of the Company or IMI, or modify, amend or terminate any existing plan other than increases in the ordinary course of business, consistent with past practice or as required by law or agreements in effect on the date hereof.

                (g)  Make any pension, retirement, profit
sharing, bonus, severance or other employee welfare or benefit payment to any director, officer or employee of the Company or IMI, except in the ordinary course of business and consistent with past practice or as required by law or agreements in effect on the date hereof.

                (h)  Declare, pay or make, or set aside for
payment or making, any dividend or other distribution, or directly or indirectly redeem, purchase or otherwise acquire any of its partnership interest.

                (i) Issue, authorize, or propose the issuance of any partnership interest or shares of the capital stock of General Partner or securities convertible into, or rights, warrants or options to acquire, any such interest or shares or other convertible securities.

                (j) Make any capital expenditure or commitment for capital expenditures which individually per item exceeds $100,000 or in the aggregate exceeds $250,000, for replacements or additions to property, plant, equipment or intangible capital assets.

                (k) Make any change in any method of financial or tax accounting or accounting practice for financial or tax accounting purposes, or permit any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves.

                (l) Pay, loan or advance any amount to or in respect of, or sell, transfer or lease any properties, assets (whether real, personal or mixed, tangible or intangible) or services to, or enter into any agreement, arrangement or transaction with any of Sellers, the Company or any affiliate or associate of any of Sellers, the Company or of any of the Company's officers or directors, or any business or entity in which Sellers or the Company, any officer or director of the Company, or any affiliate or associate of any such persons, has any direct or indirect interest, except for (A) compensation to officers and employees of the Company at rates not exceeding the rates of compensation in effect as of the date hereof, or (B) advances made to employees of the Company for travel and other business expenses in reasonable amounts consistent with past practice or (C) transactions pursuant to agreements disclosed in
Schedule 3.17.

                (m) Enter into any lease of real or personal property.

                (n) Terminate or amend or suffer the termination or amendment of, or fail to perform in all material respects all of its obligations or suffer or permit any default to exist, under any contract, lease, agreement or license except for defaults and failures to perform obligations which would not, in the aggregate, have a material adverse effect on the business operations or financial position of the Company.

                (o)  (i) Discontinue its advertising and
promotional activities or its pricing and purchasing policies, in either case in any material respect; (ii) shorten or lengthen the customary payment cycles for any of its payables or receivables;
(iii) exercise any rights of renewal pursuant to the terms of any of the leases or subleases set forth on Schedule 3.09-2 which by their terms would otherwise expire except only after notice to Foodbrands and receipt of Foodbrands's prior written approval (which approval shall not be unreasonable withheld or delayed); and (iv) engage in any practice, take any action, fail to take any action or enter into any transaction which could reasonably be expected to cause any representation or warranty made by Sellers to be untrue or result in a breach of any covenant made by Sellers in this Agreement.

                (p) Enter into any contract not in the ordinary course of business or any contract in the ordinary course of business for longer than one year.

                (q) Agree, whether in writing or otherwise, to take any action prohibited in this Section 5.01.

          5.02  Other Obligations of Sellers Pending the Closing.
Sellers agree that from the date hereof until the Closing, unless otherwise consented to by Foodbrands in writing:

                (a) Access. Sellers and the Company shall allow Foodbrands at its own expense, during regular business hours through Foodbrands's employees, agents and representatives, to make such investigation of the business, properties, books and records of the Company and IMI, and to conduct such examination of the condition of the Company and IMI as Foodbrands deems necessary or advisable to familiarize itself further with such business, properties, books, records, condition and other matters, and to verify the representations and warranties of the Company hereunder.

                (b)  Other Transactions.  Sellers and their
affiliates will not, and will cause the Company and IMI, and its directors, officers, employees, agents and affiliates not to, directly or indirectly, solicit or initiate the submission of proposals or offers from, or solicit, encourage, entertain or enter into any agreement, arrangement or understanding with, or engage in any discussions with, or furnish any information to, any person or entity, other than Foodbrands or representatives of Foodbrands (Foodbrands's officers, attorneys, accountants or other persons designated by Foodbrands, herein "Foodbrands's Representatives"), with respect to (i) the acquisition of all or any part of the Company or IMI or their respective businesses (excluding Winchester and Standard), (ii) any business combination with the Company or IMI or (iii) any other extraordinary business transaction involving or otherwise relating to the Company or IMI or its assets. Should any of the Sellers or the Company or any of its respective affiliates (excluding Winchester and Standard) or representatives, during such period, receive any offer or inquiry relating to such a transaction, or obtain information that such an offer is likely to be made, each of them will provide Foodbrands with immediate notice thereof, which notice will include the identity of the prospective offeror and the price and terms of any offer.

                (c)   Insurance.  Sellers will maintain the
insurance coverage specified in Schedule 3.15, or policies providing substantially equivalent coverage, in full force and effect.

                (d) Interim Financial Statements. As promptly as practicable after the end of each four week accounting period prior to the Closing, and including the period ending next before the Closing Date, Sellers will make available to Foodbrands such unaudited interim financial statements of the Company as of the end of such four week accounting period as are prepared by the Company consistent with past practice. Sellers will also disclose in writing any adjustments which apply to prior periods in excess of $25,000 in the aggregate and the reason for such adjustments.

          5.03 Public Announcements. Foodbrands, on the one hand, and the General Partner, on the other hand, agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement prior to such consultation, except as may be required by law or any listing agreements with a national securities exchange.

          5.04 HSR Act. Foodbrands and Sellers agree to cooperate each with the other and with the Federal Trade
Commission ("FTC") in the processing of their respective applications filed with the FTC under the HSR Act.

          5.05 Other Action. Each of the parties hereto shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

          5.06 Consents and Best Efforts. (a) Subject to the terms and conditions herein provided, the parties hereto agree to use their respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall, at the expense of the requesting party, take all such necessary action and will execute any additional instruments necessary to consummate the transactions contemplated hereby.

                (b) Foodbrands and Sellers shall, and Sellers shall cause the Company to, as soon as practicable, commence to use their respective best efforts required to (i) obtain all waivers, consents, estoppel certificates (as requested), approvals and agreements of, and to give all notices and make all other filings with, any third parties, including governmental authorities, necessary and appropriate to authorize, approve or permit the transaction contemplated by this Agreement and (ii) defend and cooperate with each other in defending any lawsuits, including appeals, whether individual or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials) challenging this Agreement or the consummation of the transactions contemplated hereby. Foodbrands will furnish to Sellers, and Sellers will furnish to Foodbrands, such necessary information and reasonable assistance as Sellers, or Foodbrands, as the case may be, may request in connection with its or their preparation of all necessary filings with any third parties, including governmental authorities. Foodbrands will furnish to Sellers, and Sellers will furnish to Foodbrands, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Foodbrands, or Sellers or Foodbrands, or any of their respective representatives, on the one hand, and any governmental agency or authority, on the other hand, with respect to this Agreement.

                (c)  Prior to the Closing Date, Sellers and
Foodbrands shall each use its respective best efforts to obtain the consent or approval of each person whose consent or approval shall be required in order to permit the Sellers and Foodbrands, as the case may be, to consummate the transaction contemplated by this Agreement, including, without limitation, consents or waivers from the third parties identified on Schedule 3.04 hereof.

                (d) Upon the terms and subject to the conditions contained herein, each of the parties hereto covenants and agrees to use its best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

                (e) Notwithstanding anything to the contrary contained herein, neither Sellers nor Foodbrands shall be required to expend any significant sum of money or suffer a significant economic detriment in the fulfillment of its respective obligations under this Section 5.06, except that Foodbrands shall be responsible for the HSR Act filing fee which has been paid to the FTC. Upon Closing, Sellers shall reimburse Foodbrands for one-half of the HSR Act filing fee.

          5.07  Environmental Matters.

                (a) Audit. Foodbrands has engaged GaiaTech, Inc. (the "Environmental Consultant") to conduct a "Phase 1 Environmental Site Assessment" of the Facilities and to deliver to Sellers and Foodbrands reports (the "Environmental Reports") of such assessments. If the Environmental Reports indicate the existence of Hazardous Materials in, on or under the Facilities in violation of the Environmental Laws (herein referred to as the "Environmental Conditions"), the Environmental Consultant shall provide a proposed plan of remediation of the Environmental Conditions and the estimated cost thereof (the "Remedial Plan") which, after implementation and completion thereof, will result in the Environmental Conditions being in compliance with the Environmental Laws.

                (b) Remediation. Sellers shall remediate the Environmental Conditions, if any, in accordance with the Remedial Plan and to the reasonable satisfaction of the Foodbrands and the Environmental Consultant at Sellers' sole cost and expense; provided, however, if at any time prior to Closing in the reasonable opinion of the Environmental Consultant the cost to implement and complete the Remedial Plan, including any unforeseen contingencies, exceeds $1.0 million, Sellers may terminate this Agreement. Upon completion of such remediation, the Environmental Consultant shall furnish Sellers and Foodbrands with its written certification of remediation of the Environmental Conditions, including any unforeseen contingencies, in accordance with the Remedial Plan (the "Certification"). If Sellers elect prior to the Closing to agree to remediate the Environmental Conditions and such remediation cannot reasonably be completed prior to Closing, Foodbrands shall afford Sellers and Sellers' agents with access to the Facilities following the Closing in order to complete the remediation.

                (c) Compliance. To Sellers' or the Company's knowledge, except as disclosed in this Agreement, there is no past or existing event, condition, circumstance or practice or procedure involving or relating to environmental matters which, if not corrected, changed or remediated, is likely to interfere with or adversely affect the Company or any of its assets, or which would require disclosure, reporting, monitoring, cleanup, remediation or other action affecting the Company or any of its assets, or which would result in the Company being in violation of or in noncompliance with Environmental Laws.

          5.08 Confidentiality. Sellers acknowledge that Foodbrands would be irreparably damaged if confidential information about the business of Foodbrands were disclosed to or utilized on behalf of any person, firm, corporation or other business organization which is in competition in any material respect with any line or lines of business of Foodbrands.
Sellers covenant and agree that they will not and will cause their respective agents, affiliates, investment bankers and legal advisors (collectively, the "Seller's Representatives") not to, at any time, without the prior written consent of Foodbrands, use or disclose any such confidential information, except to Foodbrands or Foodbrands's Representatives, for a period of two
(2) years from the Closing.

          Foodbrands acknowledges that Sellers would be irreparably damaged if confidential information about the business of the Company were disclosed to or utilized on behalf of any person, firm, corporation or other business organization which is in competition in any material respect with any line or lines of business of the Company and this transaction for any reason is not closed. Therefore, in the event this transaction is terminated and does not close for any reason, Foodbrands covenants and agrees that it will not and will cause the Foodbrands's Representatives not to, at any time, without the prior written consent of the Company, use or disclose any such confidential information, except to Sellers or Sellers' Representatives, for a period of two (2) years from the Closing.

          5.09 Notification of Certain Matters. Sellers and the Company shall give prompt notice to Foodbrands, and Foodbrands shall give prompt notice to Sellers and the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the notifying parties contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date, and (ii) any material failure of the Company, Foodbrands or Sellers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the notifying parties hereunder. Any matters discovered by Foodbrands in the course of its due diligence review or disclosed to Foodbrands by Sellers other than through this Agreement or in a Schedule, will not be deemed to cure any breach of any representation or warranty made in this Agreement whether made herein or at Closing. For all purposes (including but not limited to Sellers' indemnification obligations under Article IX hereof) the accuracy of the representations and warranties made by Sellers in this Agreement shall be determined by reference to this Agreement and the Schedules.

          5.10 Accounts with Affiliates. At or prior to Closing, all accounts and notes receivable and payable between the Company and any Shareholder, officer, director or employee of General Partner, employee or agent of the Company or any affiliates of the foregoing (including, without limitation, Winchester and Standard) shall be satisfied in full other than trade payables with Winchester and Standard incurred in the ordinary course of business.

          5.11 Lease Agreement. Sellers shall cause the Company to enter into a lease agreement with BAM Corporation ("BAM") in the form attached hereto as Exhibit D (herein called the "Lease Agreement"), effective as of and conditioned upon the Closing. William E. Rosenthal will cause BAM to enter into the Lease Agreement.

          5.12  Employment Agreements.  The Company and William
E. Rosenthal, Tony L. Prater, Joseph C. Penshorn, Howard S. Katz and James LeBoeuf (the "Key Employees") shall enter into employment agreements in the form of Exhibit E-1 (the "Employment Agreements") on the terms set forth in Exhibit E-2 as of and conditioned upon the Closing. Sellers will use their best efforts to cause the Company and each of the employees listed in Exhibit F-1 (the "Management Employees") to enter into an employment agreement in the form of Exhibit F-2 (the "Management Agreements").

          5.13 Options. Foodbrands will cause to be granted to the Key Employees and Management Employees nonqualified employee stock options pursuant to the Foodbrands America, Inc. 1992 Stock Incentive Plan in the aggregate of 153,000 shares of Foodbrands' common stock. The exercise price under the foregoing options will be equal to the Option Price. The options shall be allocated among the Key Employees and Management Employees as set forth in Schedule 5.13.

          5.14 Agency Designation. By (i) entering or joining into this Agreement or (ii) accepting the assignment of any right under this Agreement in compliance with Section 11.03, each of the Shareholders, for himself and his successors, assigns, heirs and administrators, hereby irrevocably appoints KPR Holdings as his lawful attorney in fact for purposes of taking any action under this Agreement, including without limitation (i) the review and approval of and obligation to prepare and provide the Closing Date Balance Sheet and Statement of Net Working Capital, (ii) the review and approval of and objection to the financial statements and pro forma adjustments delivered by Foodbrands pursuant to Sections 2.07 and 2.09, (iii) the approval of the allocation of revenues, expenses and profits pursuant to Section 2.07, (iv) the modification, waiver or extension of any of the covenants set forth in Section 2.07, and (v) the settlement of any disputes under this Agreement. In the event KPR Holdings is liquidated or resigns as agent of the Shareholders, William E. Rosenthal shall succeed as the attorney in fact pursuant to this Section 5.14.
In the event Mr. Rosenthal is unable or unwilling to act as attorney in fact, the Shareholders shall appoint a new attorney in fact within thirty days after notice by Foodbrands. The attorney in fact appointed from time to time pursuant to this
Section 5.14 is herein referred to as the "Agent." Foodbrands may rely on all acts of the Agent as the acts of the Shareholders, their successors and assigns. Upon receipt of any payment or delivery of any documents by Foodbrands hereunder, it will be the obligation of Agent to disburse same to the persons entitled thereto and Foodbrands' obligation shall be satisfied by the payment or delivery to the Agent. Until Foodbrands receives written notification of a change in Agent, Foodbrands may rely on all acts of the existing Agent. Agent shall maintain an accurate list of Sellers and their respective successors or assignees of any rights in accordance with this Agreement. Foodbrands may act in full reliance on the ownership interest of all such Sellers and their successors and assignees as advised by Agent from time to time.

          5.15  Closing Date Balance Sheet.

                (a) Physical Inventory. A physical inventory of the inventory of the Company shall be taken by representatives of Foodbrands and Sellers on the weekend immediately preceding the Closing Date. The physical inventory shall be taken in accordance with the procedures set forth in Schedule 5.15-1 hereto.

                (b) Balance Sheet. Within forty-five (45) days following Closing, Agent shall prepare and furnish to Foodbrands a balance sheet as of the Closing Date (the "Closing Date Balance Sheet") for the Company, which balance sheet shall reflect:

                     (1)  The inventory shall be valued based on
the results of the physical inventory taken pursuant to Section
5.15(a), and

                     (2)  Accounts receivable, and the applicable
reserves, shall be valued and determined in accordance with the procedures set forth in Schedule 3.12; provided, the review shall be performed as of the Closing Date and accounts will be written off to the extent they are determined to be less then 100% collectible.

                     (3)  All employee bonuses, dividends and
distributions whether paid or payable before or after the Closing and the settlement of accounts with affiliates shall be reflected in the balance sheet.

                     (4)  All normal and customary accruals shall
be determined in accordance with GAAP, consistently applied. Seller shall deliver with the Closing Date Balance Sheet (i) an accounting reflecting the calculation of the Adjusted Closing Purchase Price, and (ii) a detailed statement of Net Working Capital (the "Statement of Net Working Capital") prepared from the Closing Date Balance Sheet. The Statement of Net Working Capital shall be audited and confirmed by the Company's current certified public accountant as to its accuracy and compliance with this Agreement, at Seller's expense. Foodbrands shall then have a period of time not exceeding thirty days after its receipt of the Closing Date Balance Sheet in which to examine such accounting, during which time Foodbrands and Agent shall fully
cooperate each with the other to resolve disputes, if any.   In
the event that Foodbrands and Agent are unable to resolve any dispute involved in the determination of the Adjusted Closing Purchase Price, the payment required to be made with respect to the Adjusted Closing Purchase Price as herein described shall be delayed until such dispute shall have been settled by arbitration in accordance with Section 15.16.

          5.16 Arbitration. The parties hereto agree that all disputes between them arising under this Agreement are to be resolved by binding arbitration as provided herein. This agreement to arbitrate shall survive the rescission or termination of this Agreement. All arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association except as herein may be provided. The panel used will be selected from, if available, the "Food Industry Panel" employed by the American Arbitration Association and the decision of the arbitrators will be final and binding on all parties. All arbitration will be undertaken pursuant to the Federal Arbitration Act, where applicable, and the decision of the arbitrators will be enforceable in any court of competent jurisdiction.

          In any dispute where a party seeks $50,000 or more in damages, three arbitrators will be employed. All costs attendant to the arbitration, excluding attorney's and expert's fees, will be borne equally by the parties. Each party will bear its own attorney's and expert's fees. The arbitrators will not award punitive, consequential or indirect damages. Each party hereby waives the right to such damages and agrees to receive only those actual damages directly resulting from the claim asserted. In resolving all disputes between the parties, the arbitrators will apply the law of the State of Oklahoma, except as may be modified by this Agreement. The arbitrators are by this Agreement directed to conduct the arbitration hearing no later than three
(3) months from the service of the statement of claim and demand for arbitration unless good cause is shown establishing that the hearing cannot fairly and practically be so convened.

          Except as needed for presentation in lieu of a live appearance, depositions will not be taken. Parties will be entitled to conduct document discovery by requesting production of documents. Responses or objections will be served twenty days after receipt of a request. The arbitrators will resolve any discovery disputes by such prehearing conferences as may be needed. All parties agree that the arbitrators and any counsel of record to the proceeding will have the power of subpoena process as provided by law.


          5.17 Release of Collateral. Foodbrands shall use its best efforts to obtain a release of the lien held by First Interstate Bank of Texas ("BAM's Lender") on the Sara Lee Corporation common stock pledged by E. M. Rosenthal to secure the loan of BAM's Lender related to the Facility which is the subject of the Lease Agreement; provided, Foodbrands shall not be required to pledge any assets, post a letter of credit or pay any sums to BAM's Lender and, provided further, Foodbrands' obligation is conditioned on BAM granting a leasehold deed of trust on the Facility in question to BAM's Lender.


                                ARTICLE VI

                 CONDITIONS TO OBLIGATIONS OF THE PARTIES

          The respective obligations of Foodbrands and Sellers hereunder are subject to the fulfillment, prior to the Closing, of each of the following conditions, neither of which may be waived:

          6.01 HSR Act. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR
Act shall have expired.

          6.02 No Injunction or Litigation. There shall not be in effect on the Closing Date any judgment, order, injunction or decree of any court enjoining, prohibiting or otherwise making illegal consummation of the transaction (or any material portion thereof) contemplated by this Agreement or any pending litigation with respect to which there is a substantial likelihood that such litigation could have a material adverse effect on the business, operation or financial position of any of Sellers, Foodbrands or the Company.


                                ARTICLE VII

                  CONDITIONS TO OBLIGATIONS OF FOODBRANDS

          The obligations of Foodbrands hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Foodbrands):

          7.01 Representations and Warranties. The representa-tions and warranties made by Sellers in this Agreement and the statements of Sellers contained in the Schedules, or in any other agreement, instrument or certificate delivered by Sellers pursuant to this Agreement shall be true and correct when made and at and as of the Closing Date as though made at and as of the Closing Date, and all other representations and warranties made by Sellers shall be true and correct in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

          7.02 Performance. Sellers shall have performed and complied with, in all material respects, all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by Sellers prior to or at the Closing.

          7.03 Consents. Foodbrands shall have received copies of all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated hereby, including those listed in Schedule 3.04, all of which shall be in form and substance satisfactory to Foodbrands and shall continue to be in full force and effect, unless the failure to obtain such consent, approval, authorization or order, other than those listed on
Schedule 3.04, would not have a materially adverse effect on the Company or would not prevent or materially delay consummation of the transactions contemplated hereby.

          7.04 Officers' Certificates. Sellers shall have delivered to Foodbrands a certificate, dated the Closing Date and executed by Agent, certifying as to the fulfillment of the conditions set forth in Sections 7.01, 7.02 and 7.03 hereof.

          7.05 Opinion of Counsel to Sellers. The Company shall have delivered to Foodbrands an opinion of Gresham, Varner, Savage, Nolan & Tilden, Riverside, California, counsel to
Sellers, in form and substance reasonably satisfactory to Foodbrands, substantially in the form of Exhibit G.

          7.06 Lease Agreement. The Company and BAM shall have executed and delivered each to the other the Lease Agreement.

          7.07 Employment Agreements. The Company, on the one hand, and the Key Employees, on the other hand, shall have executed and delivered the Employment Agreements.

          7.08  Other Agreements.  The Company and the Management
Employees shall have executed and delivered the Management
Agreements.

          7.09 Documents. All documents, including, without limitation, assignment documents to be delivered by Sellers to Foodbrands at the Closing shall be in form and substance reasonably satisfactory to Foodbrands.

          7.10 No Material Adverse Change. Since December 31, 1994, there shall not have occurred a material adverse change in the business, operations, prospects or financial position of the Company. Without limiting the foregoing, Foodbrands shall have received reasonable assurances from Pizza Hut that Pizza Hut will continue as a customer of the Company after Closing consistent with its past relationship with the Company.



                               ARTICLE VIII

                   CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations of Sellers hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers):

          8.01 Representations and Warranties. The representa-tions and warranties made by Foodbrands in this Agreement, and the statements of Foodbrands contained in any agreement, instrument or certificate delivered by Foodbrands pursuant to this Agreement shall be true and correct when made and at and as of the Closing Date as though made at and as of the Closing Date, and all other representations and warranties made by Foodbrands shall be true and correct in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

          8.02 Performance. Foodbrands shall have performed and complied with, in all material respects, all agreements, covenants, obligations and conditions required by this Agreement to so be performed or complied with by it prior to or at the Closing.

          8.03 Officers' Certificates. Foodbrands shall have delivered to Sellers a certificate, dated the Closing Date and executed by Foodbrands' President, or one of its Vice Presidents and Secretary, certifying as to the fulfillment of the conditions set forth in Sections 8.01, 8.02 and 8.05 hereof.

          8.04 Opinion of Counsel to Foodbrands. Foodbrands shall have delivered to Sellers an opinion of McAfee & Taft A Professional Corporation, Tenth Floor, Two Leadership Square, Oklahoma City, Oklahoma 73102, counsel to Foodbrands, in form and substance reasonably satisfactory to the Sellers, in substantially the form of Exhibit H.

          8.05 Consents. Sellers shall have received copies of all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated hereby, including those listed in Schedule 3.04, all of which shall be in form and substance satisfactory to Sellers and shall continue to be in full force and effect; provided, however, that the failure to obtain any such consent, approval, authorization or order shall not be a condition to Sellers' obligations hereunder unless Sellers have not used their best efforts to obtain such consent, approval, authorization or order.

          8.06 Documents. All documents to be delivered by Foodbrands to Sellers at the Closing shall be in form and substance reasonably satisfactory to Sellers.


                                ARTICLE IX

               SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          9.01  Survival of Representations.  Subject to Section
9.04 hereof, the representations and warranties made by Sellers contained in this Agreement (the "Surviving Sellers Representa-tions") and the representations and warranties made by Foodbrands contained in this Agreement (the "Surviving Foodbrands Representations") and the covenants and agreements of each of Sellers and Foodbrands (the "Seller's Agreements" and the "Foodbrands's Agreements" respectively), which have not been fully executed or waived at or prior to the Closing of this Agreement, shall survive the Closing and any investigation at any time made by or on behalf of any party. The representations and warranties herein shall be deemed to be remade as of the Closing, as if made on the date thereof.

          9.02 Statements as Representations. All statements contained in this Agreement, the Schedules, or any other agreement, instrument or certificate delivered pursuant to this Agreement, shall be deemed representations and warranties for all purposes of this Agreement, including, without limitation, the references to representations and warranties in Sections 7.01 and
8.01 hereof.

          9.03  Agreement to Indemnify.

                (a) Sellers' Indemnification. Subject to the terms and conditions of this Article IX, each of Sellers jointly and severally hereby agree to indemnify, defend and hold harmless Foodbrands and its subsidiaries and each officer and director and affiliate of Foodbrands, and their successors and assigns (collectively, the "Foodbrands Group"), from and against (i) all Adverse Consequences (as herein defined) and (ii) all claims, actions or causes of action, assessments, demands, losses, damages, judgments, settlements, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys', accountants' and consultants' fees and expenses of any nature whatsoever (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any member of the Foodbrands Group, by reason of or resulting from (x) a breach of any Surviving Sellers Representation or any Sellers Agreement or (y) any action, event, proceeding, or investigation relating in any way to operation of the business of the Company prior to the Closing, whether filed before or after the Closing, excluding the KPR Litigation (collectively, the "Foodbrands's Claims"). Foodbrands acknowledges that its sole and exclusive remedy for any Damages arising out of the KPR Litigation is the adjustment of the Contingent Purchase Price pursuant to Section 2.05(e).
For purposes of this indemnification, any Adverse Consequence and Damage to the Company shall be deemed an Adverse Consequence and Damage to the Foodbrands Group. "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), obligations, Taxes, liens, losses, expenses and fees, including court costs and attorneys' fees and expenses.

                (b) Foodbrands' Indemnity. Subject to the terms and conditions of this Article IX, Foodbrands agrees to indemnify, defend and hold harmless Sellers and each of them and their successors and assigns (collectively, the "Seller Group"), from and against all Adverse Consequences or Damages, asserted against, resulting to, imposed upon or incurred by any member of the Seller Group, by reason of or resulting from a breach of any Surviving Foodbrands Representation or any Foodbrands Agreement or any action, event, proceeding, or investigation relating to the operation of the Company after the Closing (collectively, the "Seller Claims").

          9.04 Limitation of Liability. The obligations and liabilities of Sellers with respect to Foodbrands Claims under
Section 9.03 hereof to the Foodbrands Group (excluding those relating to claims made for a breach of Sections 3.01, 3.08 or 3.12, which are subject to no limitations) and Foodbrands with respect to Sellers Claims under Section 9.03 hereof to the Sellers Group (excluding those relating to claims made for a breach of Section 4.01, which is subject to no limitation) shall be subject to the following limitations:

                (a)  Although Sellers shall be liable to the
Foodbrands Group for all Adverse Consequences resulting from the breach of the representations, warranties and covenants contained in Sections 3.01, 3.08 and 3.12 no indemnification shall be required to be made by Sellers under this Article IX with respect to other Foodbrands's Claims, except to the extent that the aggregate amount of Damages with respect to all of such claims incurred by the Foodbrands Group exceeds $500,000 (the "Seller's Cushion").

                (b) Although Foodbrands shall be liable to the Seller Group for all Adverse Consequences resulting from the breach of the representations and warranties contained in Section 4.01, no indemnification shall be required to be made by Foodbrands under this Article IX with respect to any Seller's Claims, except to the extent that the aggregate amount of Damages with respect to all such claims incurred by the Sellers group exceeds $500,000 (the "Foodbrands's Cushion"), excluding any Foodbrands Claim arising from clause (2) of Section 9.03(a).

                (c) Sellers shall be obligated to indemnify the Foodbrands Group only for those Foodbrands's Claims as to which the Foodbrands Group has given Sellers written notice thereof on or prior to three (3) years following the Closing, except those Foodbrands's Claims relating to the covenants, representations, warranties and agreements set forth in Sections 3.01, 3.08, 3.16 and 3.21 hereof as to which no limitation period shall apply.

                (d) Foodbrands shall be obligated to indemnify the Seller Group only for the Seller's Claims, as to which the Seller Group has given Foodbrands written notice thereof prior to three (3) years following the Closing.

                (e) Without limiting any other rights Foodbrands may have under this Agreement, Foodbrands may, at its option, offset the amount of Foodbrands' Claim against any Contingent
Purchase Price due to Sellers.

          9.05 Conditions of Indemnification. The obligations and liabilities of Sellers to indemnify the Foodbrands Group and Foodbrands to indemnify the Seller Group under Section 9.03 hereof with respect to Foodbrands's Claims and Seller's Claims, respectively, resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                (a)  The indemnified party shall give the
indemnifying party prompt notice of any such claim, and the indemnifying party shall undertake the defense, compromise or settlement thereof by representatives selected by the indemnified party, provided that failure to provide such notice will not relieve the indemnifying party of its obligations hereunder unless it is actually prejudiced by such failure to receive such notice. If the indemnifying party, within ten (10) Business Days after notice of any such claim, fails to commence the defense of such claim, the indemnified party will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of indemnifying party; provided that the defense of any such claim by the indemnifying party shall not be deemed an admission that such party has an obligation to indemnify the indemnified party pursuant to Section 9.03; provided that the indemnified party shall not settle any such claim as to which the indemnifying party has failed to undertake the defense thereof without the consent of the indemnifying party, the consent shall not be unreasonably withheld or delayed, unless the indemnified party waives its rights under Section 9.03 with respect to such claim.

                (b)  Anything in this Section 9.05 to the
contrary notwithstanding, (i) an indemnified party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of such claim, (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment (x) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim or (y) as a result of which injunctive or other equitable relief would be imposed against the indemnified party and (iii) the indemnified party shall have the right, at its own cost and expense, to control the defense or settlement of that portion of any claim which seeks an order, injunction or other equitable relief against the indemnified party which, if successful, could materially interfere with the business, operations, assets, financial condition or prospects of the indemnified party; provided, however, that in connection with the defense or settlement of the portion of such claim which seeks equitable relief, the indemnified party shall cooperate with the indemnifying party and use its reasonable best efforts to limit any liability that may arise from the damages portion of such claim.


                                 ARTICLE X

                     TERMINATION; AMENDMENT AND WAIVER

          10.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                (a) By mutual written agreement of Foodbrands and Agent for and on behalf of Sellers:

                (b)  By either Foodbrands or Sellers if the
Closing shall not have occurred on or before December 15, 1995, unless such failure to close shall be due to a material breach of this Agreement by the party seeking to terminate the Agreement pursuant to this Section; or

                (c)  If a United States court of competent
jurisdiction shall permanently enjoin the consummation of the transactions contemplated hereby and such injunction shall be final and nonappealable.

          10.02 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any of their respective officers or directors), except based upon obligations set forth in Sections 5.08, 11.01 and 11.02 hereof. Nothing contained in this Section 10.02 shall relieve any party from liability for any breach of this Agreement.

          10.03 Amendment, Extension and Waiver. Foodbrands and Sellers may amend this Agreement at any time by an instrument in writing signed on behalf of such parties. Any agreement on the part of a party hereto to any waiver of compliance with any of the agreements or conditions contained herein shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.


                                ARTICLE XI

                               MISCELLANEOUS

          11.01 Expenses; Taxes. Foodbrands, on the one hand, and the Sellers, on the other hand, will pay all fees and expenses incurred by it in connection with this Agreement. Except as provided in Section 5.06(e), all sales and transfer taxes and fees (including all sales, transfers, stamp, real estate transfer and recording fees, if any), incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Foodbrands.

          11.02 Governing Law; Submission to Jurisdiction, Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA. WITH RESPECT TO ALL ARBITRATION PROCEEDINGS PURSUANT TO SECTION 5.16, EACH OF SELLERS AND FOODBRANDS AGREE THAT SUCH PROCEEDINGS WILL BE HELD IN DALLAS, TEXAS AND EACH HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS SITTING IN DALLAS FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO SUCH ARBITRATION PROCEEDINGS; PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF TEXAS OTHER THAN FOR SUCH PURPOSE. EACH OF SELLERS AND FOODBRANDS IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH EITHER OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CONTENTION THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR TO THE TRANSACTIONS CONTEMPLATED HEREBY.

          11.03 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, except that (i) Foodbrands may assign this Agreement to a wholly-owned subsidiary, (ii) upon liquidation of KPR Holdings, the rights under this Agreement may, subject to Section 5.14, be assigned to the shareholders of KPR Holdings; and (iii) consent will not be unreasonably withheld. No assignment by a Seller shall be effective until written notice is provided to Agent and Foodbrands.

          11.04 Entire Agreement. This Agreement and the Schedules and the other agreements, instruments and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter, including the Letter of Intent dated October 12, 1995.

          11.05 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          11.06 Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing (whether by letter, telecopy, telex or other commercially reasonable means of written communication) and will be deemed to have been duly given upon receipt as follows:

                (a)  If to Foodbrands:

                     Foodbrands America, Inc.
                     2601 N.W. Expressway, Suite 1000W
                     Oklahoma City, Oklahoma  73112

                     Attention: R. Randolph Devening
                     Chairman, President and Chief Executive
                     Officer
                     FAX:  405/840-2447

                with a copy to:

                     McAfee & Taft A Professional Corporation
                     Tenth Floor
                     Two Leadership Square
                     211 North Robinson
                     Oklahoma City, Oklahoma 73102

                     Attention: Gary F. Fuller, Esq.
                                W. Chris Coleman, Esq.
                     FAX:  405/235-0439

                (b)  If to Sellers:

                     KPR Holdings, Inc.
                     c/o Delaware Corporate Management, Inc.
                     1105 N. Market Street
                     Wilmington, Delaware  19801
                     Attention:  Phylis L. Kucharczuk
                     FAX:  302/427-7663

                with a copy to:

                     William E. Rosenthal
                     4420 Overton Crest
                     Fort Worth, Texas  76109
                     FAX:  817/923-4464

                     and

                     Gresham, Varner, Savage, Nolan & Tilden
                     3737 Main Street, Suite 610
                     Riverside, California  92373
                     Attention:  Craig O. Dobler, Esq.
                     FAX:  909/274-7770

                     and

                     Friedman, Young & Suder
                     500 Throckmorton, 20th Floor
                     Fort Worth, Texas  76102
                     Attention:  Jon Suder
                     FAX:  (817) 334-0401


or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

          11.07 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


          11.08 Specific Performance. Sellers and Foodbrands each acknowledge that Foodbrands and Sellers would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that Foodbrands and Sellers each shall be entitled to specific enforcement of the term hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          11.09 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          11.10  Certain Definitions.  As used in this Agreement:

          "Adjusted Closing Purchase Price" shall have the meaning set forth in Section 2.01

          "Adverse Consequences" shall have the meaning set forth in Section 9.03(a).

          "Agent" shall have the meaning set forth in Section
5.14.

          "Agreement" shall mean this Purchase Agreement by and among Foodbrands, KPR Holdings and the Shareholders, including any exhibits, schedules and amendments hereto.

          "Articles" shall have the meaning as set forth in
Section 3.10.

          "Audited Financial Statements" shall have the meaning set forth in Section 3.05.

          "BAM" shall have the meaning set forth in Section 5.11.

          "BAM's Lender" shall have the meaning set forth in
Section 5.16.

          "Benefit Plans" shall have the meaning set forth in
Section 3.16(a).

          "CERCLA" shall have the meaning set forth in Section
3.21(a).

          "CERCLIS" shall have the meaning set forth in Section
3.21(b).

          "Certification" shall have the meaning set forth in
Section 5.07(b).

          "Closing" shall mean the sale and purchase of the LP
Interest and the Shares and the consummation of the other transactions contemplated by this Agreement.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Closing Payment" shall have the meaning set forth in
Section 2.06(a).

          "Closing Purchase Price" shall have the meaning set forth in Section 2.01.

          "Code" shall have the meaning set forth in Section
3.08.

          "Company" shall mean KPR Holdings, L.P., a Delaware limited partnership.

          "Company Balance Sheet" shall have the meaning set forth in Section 3.05(a).

          "Consent Decrees" shall mean the two Consent Judgment Orders dated April 30, 1991 in Civil Action No. 89-C-0600 and dated May 3, 1991 in Civil Action No. 88-C-4031, each in the United States District Court for the Northern District of Illinois, Eastern Division.

          "Consulting Agreements" shall have the meaning set forth in Section 5.12.

          "Contingent Purchase Price" shall have the meaning set forth in Section 2.01.

          "Contracts" shall have the meaning set forth in Section
3.17(g).

          "Damages" shall have the meaning set forth in Section
9.03(a).

          "EBITDA Targets" shall mean the '96 Target, the '97
Target and the '98 Target.

          "Election Notice" shall have the meaning set forth in
Section 2.06(b).

          "Employee pension benefit plans" shall have the meaning set forth in Section 3.16.

          "Employee welfare benefit plans" shall have the meaning set forth in Section 3.16.

          "Employment Agreements" shall have the meaning set forth in Section 5.12.

          "Environmental Conditions" shall have the meaning set forth in Section 5.07(a).

          "Environmental Consultant" shall have the meaning set forth in Section 5.07(a).

          "Environmental Laws" shall have the meaning set forth in Section 3.21(a).

          "Environmental Reports" shall have the meaning set forth in Section 5.07(a).

          "ERISA" shall have the meaning set forth in Section
3.16(a).

          "Excess Damages" shall have the meaning set forth in
Section 2.05(a).

          "Existing Customers" shall have the meaning set forth in Section 2.07(c).

          "Facility" and, collectively, the "Facilities" shall have the meaning set forth in Section 3.09(b).

          "FDA Act" shall have the meaning as set forth in
Section 3.11.

          "FFY" shall have the meaning set forth in Section 2.05.

          "FINDS" shall have the meaning set forth in Section
3.21(b).

          "Foodbrands" shall mean Foodbrands America, Inc.

          "Foodbrands's Claims" shall have the meaning set forth in Section 9.03(a).

          "Foodbrands's Cushion" shall have the meaning set forth in Section 9.04(b).

          "Foodbrands Group" shall have the meaning set forth in
Section 9.03(a).

          "Foodbrands's Representatives" shall have the meaning set forth in Section 5.02(b).

          "Foodbrands Subsidiaries" shall mean the subsidiaries and divisions of Foodbrands as they may exist from time to time.
          A "Subsidiary" means any corporation, partnership, joint venture, joint stock association, business trust or other entity of which such person or another subsidiary of such person directly or indirectly own 50% or more of the outstanding capital stock or other equity interest.

          "Food Industry Panel" shall have the meaning set forth in Section 5.15(c).

          "FTC" shall have the meaning set forth in Section 5.04.

          "Fort Worth Facility" shall have the meaning set forth in Section 2.07(d).

          "GAAP" shall have the meaning set forth in Section
2.01.

          "General Partner" shall mean RKR-GP, Inc., a Delaware corporation.

          "Governmental Agency" shall have the meaning set forth in Section 3.04.

          "Hazardous" shall have the meaning set forth in Section
3.21(a).

          "Hazardous Material" shall have the meaning set forth in Section 3.21(a).

          "Hazardous Substance" shall have the meaning set forth in Section 3.21(a).

          "Hazardous Waste" shall have the meaning set forth in
Section 3.21(a).

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvement Act of 1976, as amended.

          "IMI" shall have the meaning set forth in Section
3.05(b).

          "IMI Financial Statements" shall have the meaning set forth in Section 3.05(b).

          "Interim Balance Sheet" shall have the meaning set forth in Section 3.05(a).

          "Key Customers" shall have the meaning set forth in
Section 2.07(c).

          "Kettle Customers" shall have the meaning set forth in
Section 2.07(c).

          "Key Employees" shall have the meaning set forth in
Section 5.12.

          "Key Officers" shall have the meaning set forth in
Section 5.12.

          "Knowledge" shall mean the actual knowledge of the person in question after reasonable inquiry.

          "KPR Holdings" shall mean KPR Holdings, Inc., a
Delaware Corporation.

          "KPR Litigation" shall have the meaning set forth in
Section 2.05(c).

          "KPR Product" shall have the meaning set forth in
Section 2.07(e).

          "Lease Agreement" shall have the meaning set forth in
Section 5.11.

          "Liens" shall have the meaning set forth in Section
3.04.

          "Litigation Matters" shall have the meaning set forth in Section 3.14.

          "LP Interest" shall mean all of the limited partnership interest in the Company.

          "Management Employees" shall have the meaning set forth in Section 5.12.

          "Multiemployer Plans" shall have the meaning set forth in Section 3.16(a).

          "Net Working Capital" shall have the meaning set forth in Section 2.03.

          "Option Price" shall mean $13.125 dollars ($13 per share. In case Foodbrands shall at any time subdivide the outstanding shares of common stock into a greater number of shares, the Option Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of common stock of Foodbrands shall be combined into a smaller number of shares, the Option Price in effect immediately prior to such combination shall be proportionately increased.

          "Option Shares" shall have the meaning set forth in
Section 2.06(c).

          "Payment Account" shall have the meaning set forth in
Section 2.06(a).

          "PBGC" shall have the meaning set forth in Section
3.16(h).

          "Plans" shall have the meaning set forth in Section
3.16(e).

          "Permits" shall have the meaning set forth in Section
3.22.

          "Permitted Liens" shall have the meaning set forth in
Section 3.09(a).

          "Phase 1 Environmental Site Assessment" shall have the meaning set forth in Section 5.07(a).

          "Pizza Hut" shall have the meaning set forth in Section
2.07(d).

          "PHI" shall have the meaning set forth in Section 7.10.

          "Plans" shall have the meaning set forth in Section
3.16.

          "Proprietary Rights" shall have the meaning set forth in Section 3.13.

          "RCRA" shall have the meaning as set forth in Section
3.21(a).

          "Regulated Substance" shall have the meaning set forth in Section 3.21(a).

          "Remedial Plan" shall have the meaning set forth in
Section 5.07(a).

          "Seller" and "Sellers" shall mean KPR Holdings and Shareholders.

          "Seller Claims" shall have the meaning set forth in
Section 9.03(b).

          "Seller's Cushion" shall have the meaning set forth in
Section 9.04(a).

          "Seller Group" shall have the meaning set forth in
Section 9.03(b).

          "Seller's Agreements" and the "Foodbrands's Agreements" shall have the meaning set forth in Section 9.01.

          "Seller's Representatives" shall have the meaning set forth in Section 5.08.

          "Shares" shall mean all of the issued and outstanding capital stock of the General Partner.

          "Shareholders" shall mean each of the persons identified on Exhibit A hereto or their successors and assigns, if applicable.

          "Standard" shall have the meaning set forth in Section
3.25.

          "Statement of Net Working Capital" shall have the meaning set forth in Section 5.15(b).

          "Surviving Foodbrands Representations" shall have the meaning set forth in Section 9.01.

          "Surviving Sellers Representations" shall have the meaning set forth in Section 9.01.

          "Taxes" shall have the meaning set forth in Section
3.08(h).

          "Taxing Authority" shall have the meaning set forth in
Section 3.08(a).

          "Tax Return" shall have the meaning set forth in
Section 3.08(g).

          "Toxic" Shall have the meaning set forth in Section
3.21(a).

          "Unaudited Financial Statements" shall have the meaning set forth in Section 3.05(a).

          "Welfare Plans" shall have the meaning set forth in
Section 3.16.

          "Winchester" shall have the meaning set forth in
Section 3.25.

          "1933 Act"  shall have the meaning set forth in Section
2.06(d).

          "1996 Planned Cap Ex" shall have the meaning set forth in Section 2.07(d).

          "1997 Cap Ex Amount" shall have the meaning set forth in Section 2.07(d).

          "1997 Cap Ex Shortfall" shall have the meaning set forth in Section 2.07(d).

          "1997 Cap Ex Excess" shall have the meaning set forth in Section 2.07(d).

          "1998 Cap Ex Amount" shall have the meaning set forth in Section 2.07(d).

          "1998 Cap Ex Shortfall" shall have the meaning set forth in Section 2.07(d).

          "96 Carryover Amount" shall have the meaning set forth in Section 2.05(a).

          "97 Carryover Amount" shall have the meaning set forth in Section 2.05(a).
          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Foodbrands as of the date first above written.

"FOODBRANDS"                       FOODBRANDS AMERICA, INC.


                                   By: /s/ R. Randolph Devening
                                      R. Randolph Devening,
                                      Chairman, President and
                                      Chief Executive Officer

"KPR Holdings"                     KPR Holdings, INC.


                                   By: /s/ William E. Rosenthal
                                      William E. Rosenthal,
                                      President

"SHAREHOLDERS"

                                    /s/ William E. Rosenthal
                                   William E. Rosenthal


                                    /s/ Howard S. Katz
                                   Howard S. Katz


                                    /s/ Tony L. Prater
                                   Tony L Prater


                                    /s/ Joseph C. Penshorn
                                   Joseph C. Penshorn


                                    /s/ James L. LeBoeuf
                                   James L. LeBoeuf


                                    /s/ Janis H. Sharpe
                                   Janis H. Sharpe


                                    /s/ Lisa M. Lackey
                                   Lisa M. Lackey


                                    /s/ Bertha Pritchett
                                   Bertha Pritchett


                                    /s/ Robert D. Rogers, Jr.
                                   Robert D. Rogers, Jr.


                                    /s/ Mark Odom
                                   Mark Odom


                                    /s/ Don Rea
                                   Don Rea